EXHIBIT 2.a



                            ASSET PURCHASE AGREEMENT

                                      among

                             SUNBEAM PRODUCTS, INC.

                            SUNBEAM FURNITURE COMPANY

                                   OP II, INC.

                                       and

                         JACUZZI OUTDOOR PRODUCTS, INC.

                                And Joined In By

                               SUNBEAM CORPORATION

                                       and

                              U.S. INDUSTRIES, INC.

                             Dated February 10, 1997




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


                                TABLE OF CONTENTS

                                                                                          Page

1.    Purchase and Sale of Assets..........................................................  2

2.    Excluded Liabilities.................................................................  6

3.    Assumed Liabilities..................................................................  6

4.    Closing, Purchase Price, Adjustment, Etc. ...........................................  7
      A.    Closing........................................................................  7
      B.    Purchase Price; Allocation.....................................................  8
      C.    Payment of Estimated Purchase Price to the Sunbeam
            Transferors on Date of Closing.................................................  8
      D.    Payment of Purchase Price......................................................  9
      E.    Determination of Purchase Price................................................  9

5.    Representations and Warranties of the Sunbeam Transferors............................ 11
      A.    Corporate Standing............................................................. 11
      B.    Power and Authority of the Sunbeam Transferors;
            Authorization.................................................................. 11
      C.    Binding Effect................................................................. 12
      D.    No Conflict.................................................................... 12
      E.    Consents....................................................................... 12
      F.    Financial Information.......................................................... 12
      G.    Ordinary Course................................................................ 13
      H.    Taxes.......................................................................... 13
      I.    Governmental Matters........................................................... 14
      J.    Title and Survey Matters....................................................... 14
      L.    Legal Proceedings.............................................................. 15
      M.    Licenses and Permits; Compliance with Laws..................................... 15
      N.    Collective Bargaining Agreements; Labor Con-
            troversies; Etc................................................................ 16
      O.    Contracts...................................................................... 17
      P.    Employee Benefit Plans......................................................... 18
      Q.    Intellectual Property.......................................................... 18
      R.    Environmental Matters.......................................................... 18
      S.    IRB Agreements................................................................. 20
      T.    Licenses of Intangible Personal Property....................................... 21
      U.    Brokers and Finders' Fees...................................................... 21
      V.    Entire Business; Condition of Assets........................................... 21
      W.    Knowledge...................................................................... 22
      X.    No Warranties.................................................................. 22




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                                                                                          Page

6.    Representations and Warranties of Buyer.............................................. 22
      A.    Corporate Standing............................................................. 22
      B.    Power and Authority of Buyer; Authorization.................................... 22
      C.    Binding Effect................................................................. 23
      D.    No Conflict.................................................................... 23
      E.    Brokers' and Finders' Fees..................................................... 23
      F.    No Warranties.................................................................. 23

7.    Matters Prior to Closing............................................................. 24
      A.    Ancillary Agreements........................................................... 24
      B.    Obligations of Seller Prior to Closing......................................... 25
      C.    Obligations of Buyer Prior to Closing.......................................... 28
      D.    Conditions Precedent to Obligations of Buyer................................... 28
      E.    Conditions Precedent to Obligations of the Sunbeam
            Transferors.................................................................... 30

8.    Document Deliveries.................................................................. 31
      A.    Deliveries of the Sunbeam Transferors.......................................... 31
      B.    Buyer's Deliveries............................................................. 32

9.    Tax Returns; Bulk Transfer Laws...................................................... 32

10.   Survival of Representations and Warranties........................................... 33

11.   Indemnification...................................................................... 33
      A.    Remedies....................................................................... 33
      B.    Third-Party Claims............................................................. 36
      C.    Exclusivity.................................................................... 37
      D.    Limitations on Indemnity....................................................... 37
      E.    ERISA Indemnification.......................................................... 38

12.   Public Announcements................................................................. 39

13.   Prorations and Adjustments........................................................... 40
      A.    Expenses....................................................................... 40
      B.    Time of Prorations and Adjustments............................................. 40

14.   Records; Access to Information....................................................... 40

15.   Notices.............................................................................. 42

16.   Third Party Rights................................................................... 43

17.   Parties in Interest; Assignment...................................................... 43

18.   Construction; Governing Law.......................................................... 43

19.   Entire Agreement; Amendment and Waiver............................................... 43



                                       ii
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                                                                                           Page

20.   Severability......................................................................... 44

21.   Counterparts......................................................................... 44

22.   Expenses............................................................................. 44

23.   Further Assurances................................................................... 44

24.   Schedules............................................................................ 44

25.   Guaranty by Sunbeam.................................................................. 45

26.   Guaranty by USI...................................................................... 45

27.   Post-Closing Matters................................................................. 46
      A.    Employment..................................................................... 46
      B.    Vacations, Sick Days and Holidays.............................................. 47
      C.    No Third Party Beneficiaries................................................... 48
      D.    Certain Tax Matters............................................................ 48
      E.    Accounts; Product Returns...................................................... 49
      F.    Confidentiality and No-Hire.................................................... 51
      G.    Non-Competition................................................................ 51
      H.    Product Marking; Burden of Proof............................................... 53
      I.    Sunbeam Guaranties............................................................. 53

28.   Termination.......................................................................... 53
      A.    Terms of Termination........................................................... 53
      B.    Effect of Termination.......................................................... 54




                                       iii
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                                    Exhibits

Exhibit A             --     Transition Services Agreement Term Sheet

Exhibit B             --     Manufacturing Services Agreement Term Sheet

Exhibit C             --     Form of Opinion of General Counsel of Sunbeam

Exhibit D             --     Form of Opinion of General Counsel of USI



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                                List of Schedules

ASSETS:
-------
Schedule 1.A                        Permits
Schedule 1.C(1)                     Assumed Contracts
Schedule 1.C(2)                     IRB Agreements
Schedule 1.E                        Warranties
Schedule 1.F                        Intellectual Property
Schedule 1.G                        Leased Premises
Schedule 1.H                        Real Property

EXCLUDED ASSETS:
----------------
Schedule 1.M(1)                     Computer Hardware, Software, Etc.
Schedule 1.M(4)                     Intellectual Property
Schedule 1.M(12)                    Assets Utilized in Other Businesses
Schedule 1.M(13)                    Other Assets

REPRESENTATIONS AND WARRANTIES OF SELLERS:
------------------------------------------
Schedule 5.E                        Consents
Schedule 5.F(1)                     Assets and Assumed Liabilities
Schedule 5.F(2)                     Accounting Principles
Schedule 5.G                        Ordinary Course
Schedule 5.H(1)                     Taxes
Schedule 5.I                        Governmental Matters
Schedule 5.L                        Legal Proceedings
Schedule 5.M(1)                     Licenses and Permits
Schedule 5.M(2)                     Compliance with Laws
Schedule 5.N(1)                     Collective Bargaining Agreements
Schedule 5.N(2)                     Labor Controversies (strikes, work
                                    stoppages, etc.)
Schedule 5.N(3) Labor Controversies (complaints with governmental authorities, etc.)
Schedule 5.N(5)                     Labor Controversies (mass layoffs or
                                    plant closings)
Schedule 5.O(1)                     Omitted Material Assumed Contracts
Schedule 5.O(2)                     Defaults on Material Contracts
Schedule 5.P                        Employee Benefit Plans
Schedule 5.Q(1)                     Intellectual Property Claims
Schedule 5.Q(2)                     Maintenance of Intellectual Property
Schedule 5.R                        Environmental Matters Disclosure
                                    Schedule
Schedule 5.T                        Licenses of Intangible Personal
                                    Property
Schedule 5.V(1)                     Retained Material Assets
Schedule 5.V(2)                     Outsourced Services
Schedule 5.W                        Individuals Charged with "Knowledge"


                                       v
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MATTERS PRIOR TO CLOSING:
-------------------------
Schedule 7.B(1)(e)                  Compensation and Incentive Arrangements
Schedule 7.B(1)(f)                  Employee Benefit Plans
Schedule 7.D(5)                     Assignments of Assumed Contracts

DOCUMENT DELIVERIES:
--------------------
Schedule 14.A                       Record Retention Policy

POST-CLOSING MATTERS:
---------------------
Schedule 27.A(1)                    Employment
Schedule 27.A(2)                    Key Employees
Schedule 27.E(4)                    Seller's Promotional Programs
Schedule 27.E(7)                    Seller's Warranty Return Policies
Schedule 27.F                       Employees of Buyer, No Hire
Schedule 27.I                       Guaranty Arrangements

                            ASSET PURCHASE AGREEMENT

               THIS ASSET PURCHASE AGREEMENT ("AGREEMENT") is made February 10, 1997, by and among SUNBEAM PRODUCTS, INC., a Delaware corporation ("SUNBEAM PRODUCTS"), SUNBEAM FURNITURE COMPANY, a Delaware corporation ("SUNBEAM FURNITURE"; and together with Sunbeam Products, "SELLERS") OP II, Inc., a Florida corporation ("SUNBEAM OP"; and together with the Sellers, the "SUNBEAM TRANSFERORS") and Jacuzzi Outdoor Products, Inc., a Delaware corporation ("BUYER"). This Agreement is joined in by Sunbeam Corporation, a Delaware corporation and the indirect parent corporation of the Sunbeam Transferors ("SUNBEAM") and U.S. Industries, Inc., a Delaware corporation and the indirect parent corporation of Buyer ("USI").

                              W I T N E S S E T H:

               WHEREAS, the Sellers are engaged in the business (the "BUSINESS") of designing, manufacturing and distributing furniture products, including aluminum style furniture, aluminum folding furniture, wrought iron furniture, cushions and pads and accessories, resin furniture, casual indoor furniture, commercial and folding furniture, and high-end patio furniture (collectively, the "PRODUCTS");

               WHEREAS, the Sunbeam Transferors desire to sell, and Buyer desires to purchase, all of the assets and rights, except those assets and rights which are expressly excluded herein, employed by the Sunbeam Transferors in the operation of the Business, in accordance with and subject to the terms and provisions of this Agreement; and

               WHEREAS, the Sunbeam Transferors and Buyer desire to enter into certain agreements regarding transitional matters, including the license of the Sunbeam(R) trademark owned by Sunbeam OP, in connection with Buyer's purchase of assets pursuant to this Agreement.

               NOW, THEREFORE, in consideration of the premises and the mutual covenants, representations and warranties herein contained, intending to be legally bound, and subject to and on the terms and conditions herein set forth, the Sunbeam Transferors and Buyer agree as follows:


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               1.     PURCHASE AND SALE OF ASSETS.

               On and subject to the terms and conditions of this Agreement, Buyer agrees to purchase from the Sunbeam Transferors, and the Sunbeam Transferors agree to sell, convey, transfer, assign and deliver to Buyer, at the Closing (as defined in Section 4.A), all of the Sunbeam Transferors' direct or indirect right, title and interest in and to all of the assets relating to the Business, of every kind and description, wherever located, whether tangible or intangible, real, personal or mixed, as the same shall exist as of the Closing Date (as defined in Section 4.A), including without limitation those certain assets set forth below, but excluding the Excluded Assets (as defined in Section 1.M)(collectively, the "ASSETS"), free and clear of all liens, restrictions and encumbrances, subject only to Permitted Liens (as defined in Section 5.J(2)):

               A. To the extent transferable, the government permits and licenses which are listed on SCHEDULE 1.A;

               B. All robotics, equipment (including construction in progress), tools, inspection equipment and other equipment, furnishings and machinery, spare parts, furniture, office furnishings, fixtures, computer equipment, systems and software, and all other personal property and tangible property related to the Business or located at the Leased Premises or the Real Property and all such items located at the Murfreesboro, Tennessee and Portland, Tennessee facilities of Sellers and all administrative and office furnishings and equipment located at the Nashville, Tennessee facility of Sellers and those items to be listed on a schedule dated as of February 3, 1997, which Sellers shall provide to Buyer no later than February 12, 1997, and which shall be updated as of the Closing Date (collectively, the "EQUIPMENT");

               C. All rights of Sellers under those contracts, licenses, leases and agreements relating to the Business that will be assigned to and assumed by Buyer at the Closing and which are listed on SCHEDULE 1.C(1) (collectively, the "ASSUMED CONTRACTS"), including, without limitation, all rights of Sellers under the loan agreements, promissory notes, guaranty agreements and reimbursement agreements listed on SCHEDULE 1.C(2) (the "IRB AGREEMENTS") entered into by Sunbeam Products in connection with the issuance of the Paragould, Arkansas and Waynesboro, Georgia industrial revenue bonds, subject, however, to the provisions of Section 1.O hereof;

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               D. All rights of Sellers in and to the product lines and
inventory, including raw materials, packaging supplies, work-in-process and finished goods of the Business including, without limitation, those items to be listed on a schedule dated as of February 3, 1997, which Sellers shall provide to Buyer no later than February 12, 1997, and which shall be updated as of the Closing Date (collectively, the "INVENTORY");

               E. The vendors', suppliers', manufacturers' and contractors' warranties, representations and guaranties in respect of any Asset, including, without limitation, those which are listed on SCHEDULE 1.E;

               F. All patents, copyrights, trademarks, registrations, trade secrets, technology, processes, inventions, designs, drawings, blueprints, specifications, patterns, royalties, privileges, know-how, rights in research, development, and commercially practiced processes (including all such items with respect to which any Sunbeam Transferor is a sublicensee, in such case only insofar as permitted under the applicable sublicense agreement), and all other similar intangible personal property owned or licensed by any Sunbeam Transferor, in each case, relating to the Business (collectively, the "INTELLECTUAL PROPERTY"), including, without limitation, that listed on SCHEDULE 1.F, subject, however, to the provisions of Section 1.0 hereof;

               G. All rights of Sellers, including any prepaid rent, security deposits and options to renew or purchase in connection therewith, in the leased real property listed on SCHEDULE 1.G, together with, to the extent owned or leased by Sellers, all buildings, fixtures and improvements erected thereon (collectively, the "LEASED PREMISES");

               H. All right, title and interest of Sellers in the real property listed on SCHEDULE 1.H, together with all buildings, fixtures and improvements erected thereon, and all easements and rights-of-way and other appurtenances thereto (collectively, the "REAL PROPERTY");

               I. All papers, documents, instruments, books and records, files, agreements, books of account and other records pertaining solely to the Assets or the Business, including all customer and vendor lists, and all files and documents (including credit information) to the extent pertaining solely to such customers and vendors, and other business and financial records, files, books and documents (whether in hard copy or computer format) to the extent pertaining solely to the Assets or the

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Business, including manuals and data, sales and advertising materials, sales, distribution and purchase correspondence, all personnel and employment records relating to the Transferred Employees (as defined in Section 27.A), and any information relating to taxes imposed on the Assets;

               J. All of the rights, claims, credits, causes of action or rights of set-off of the Sunbeam Transferors against third parties to the extent relating to or affecting the Assets or the Assumed Liabilities (as defined in Section 3);

               K. Subject to the limitations provided for by the Trademark License Agreement (as defined in Section 7.A) all goodwill associated with the Business; and

               L. All other assets and rights of every kind and nature, real or personal, tangible or intangible, that are owned and used by Sellers in connection with the Business, except for assets and rights specifically excluded pursuant to Section 1.M below.

               M. The Assets shall EXCLUDE, HOWEVER, the following items (collectively, the "EXCLUDED ASSETS"):

               (1) Subject to the rights to be granted pursuant to the Transition Services Agreement (as defined in Section 7.A), any computer hardware, software, supplies or other materials which are used in Sellers' other businesses and identified on SCHEDULE 1.M(1);

               (2) Sellers' minute books, stock transfer records, qualifications to conduct business as a foreign corporation, and other documents relating to the organization, maintenance, and existence of each Seller as a corporation;

               (3) Each Sunbeam Transferor's rights under or in connection with this Agreement;

               (4) The intellectual property relating to the Business described on SCHEDULE 1.M(4);

               (5) Unless otherwise mutually agreed by Sellers and Buyer prior to the Closing Date, all accounts receivable accrued on the books of Sellers resulting from the operations of the Business prior to the Closing Date, including, without limitation, all accounts receivable representing obligations of any Seller or any of its

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        subsidiaries, divisions or affiliates (I.E., intercompany or interdivisional accounts receivable);

               (6) Cash on hand on the Closing Date, including bank accounts, cash equivalents and temporary cash investments (including petty cash) pertaining to the Business;

               (7) Claims or rights of any Sunbeam Transferor against third parties relating to liabilities or obligations that do not relate to the Assets and are not Assumed Liabilities;

               (8) Claims of any Seller for refunds of taxes and other governmental charges for any period, or any portion of any period, ending on or prior to the Closing Date, whether or not such Seller has filed a claim for any such refund before the Closing Date;

               (9) All assets and rights of every kind and nature, real or personal, tangible or intangible, that are owned and used by Sellers in connection with their wooden outdoor furniture business;

               (10) All assets and rights of every kind and nature, real or personal, tangible or intangible, relating to the Portland, Tennessee, Nashville, Tennessee and Murfreesboro, Tennessee facilities of Sellers, except (a) Equipment and Inventory located at the Portland facility, (b) administrative and office furnishings and equipment located at the Nashville facility, (c) rights under the Portland Lease (as defined in Section 7.A), (d) Equipment and Inventory located at the Murfreesboro facility and (e) rights under the Manufacturing Services Agreement (as defined in Section 7.A);

               (11) All assets and rights of every kind and nature relating to the Plans (as defined in Section 5.P);

               (12) Those assets utilized both in the Business and in Sellers' other businesses and identified on SCHEDULE
        1.M(12); and

               (13) Those assets identified on SCHEDULE 1.M(13).

               N. To the extent the Assets include licenses, permits, agreements or other rights that cannot be assigned or the assignment of which requires consents which have not been obtained as of the Closing Date, Sellers will use commercially reasonable efforts to obtain such consents (with respect to any

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assignable rights) and shall provide Buyer with the practical benefit of such
Assets, by operating agreements, leases, or otherwise, on terms and conditions mutually acceptable to Sellers and Buyer. If and when such consent(s) have been obtained, the applicable Seller(s) will promptly assign and convey such Asset(s) to Buyer for no additional consideration.

               O. Nothing in this Agreement shall be construed as an attempt or agreement to assign any contract, agreement, license, lease or other commitment that is nonassignable without the consent of the other party or parties thereto unless such consent shall have been given, subject, however, to the covenant of Sellers in Section 1.N hereof.

               2.     EXCLUDED LIABILITIES.

               Buyer shall not assume any liabilities or obligations of the Sunbeam Transferors (whether known or unknown and whether absolute, accrued, contingent, liquidated or unliquidated or otherwise and whether arising out of the Business or the other businesses or operations of the Sunbeam Transferors, the ownership or operation of any of the Assets or any facilities, or the manufacture or sale of any product, the consummation of the transactions under this Agreement or otherwise), except such liabilities and obligations as Buyer shall expressly assume and agree to perform pursuant to Section 3.

               3.     ASSUMED LIABILITIES.

               On and subject to the terms and conditions of this Agreement, at the Closing, Buyer shall assume and become responsible for the following liabilities of Sellers, but only to the extent specifically set forth below and subject to any defenses or rights of offset to which any Seller is entitled or that are or may be asserted in good faith against the obligee to whom such obligations are owed (collectively, the "ASSUMED LIABILITIES"):

               A. All obligations of Sellers arising under the Assumed Contracts after the Closing Date, provided, however, that Buyer does not assume any such liability or obligation arising, coming due or to be performed after the Closing Date which is attributable to any action or failure to act by the applicable Seller under any Assumed Contract prior to the Closing Date, unless and to the extent such liability or obligation is reflected on the Schedule of Assets and Liabilities (as defined in Section 5.F);

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               B. Purchase orders for the repair of Equipment in the ordinary course of business that shall be listed on a schedule dated as of February 3, 1997, which Sellers shall provide to Buyer no later than February 12, 1997 and which shall be updated as of the Closing Date;

               C. Purchase orders for raw materials and supplies used in the Business in the ordinary course of business that shall be listed on a schedule dated as of February 3, 1997, which Sellers shall provide to Buyer no later than February 12, 1997 and which shall be updated as of the Closing Date, or with respect to raw materials and supplies which are scheduled to be or are delivered after Closing in the ordinary course of business in accordance with past practices;

               D. Vacation and other benefits accrued as of the Closing Date in accordance with the Plans as reflected on the Schedule of Assets and Liabilities for the Transferred Employees (as defined in Section 27.A) and the other obligations pertaining to such employees that are expressly set forth in Section 27.A hereof (the "EMPLOYEE OBLIGATIONS");

               E. All obligations relating to any return of Products by a customer of the Business after the Closing, other than in connection with a warranty claim, to the extent expressly provided in Section 27.E(5);

               F. All obligations of Sellers arising out of warranty claims asserted after the Closing Date, other than personal injury claims, subject to the limited obligation of Sellers to indemnify Buyer pursuant to Section 11.A(1)(f) of this Agreement; and

               G. To the extent not included in and subject to any limitations contained in Sections 3.A through 3.F, liabilities arising out of the ongoing and ordinary operation of the Business by Buyer after the Closing Date.

               4.     CLOSING, PURCHASE PRICE, ADJUSTMENT, ETC.

               A. CLOSING. Subject to the terms and conditions of this Agreement, the sale and purchase of the Assets and the assumption of the Assumed Liabilities contemplated hereby shall take place at a closing (the "CLOSING") at the offices of Weil, Gotshal & Manges LLP, in New York, New York, on the later of (i) March 3, 1997 as of 12:01 a.m. (such time being the "EFFECTIVE TIME") and
(ii) the date that is two business days following the satisfaction or waiver of all conditions to the

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Closing set forth in Sections 7.D and 7.E, or at such other date and location as
Buyer and Sellers may mutually agree (such date and time of closing being herein called the "CLOSING DATE").

               B. PURCHASE PRICE; ALLOCATION. The aggregate purchase price for the Assets shall be a sum equal to the net result of the addition and subtraction of the following amounts derived from the Final Statement (as defined in Section 4.E):

               (1) the sum of (a) the net book value of the property, plant and equipment included in the Assets plus (b) the net book value of the Inventory and (c) the amount of any security or cash deposits or accounts, including prepaid rent, if any, transferred to Buyer from Sellers, MINUS

               (2) the sum of (a) $21 million dollars and, to the extent reflected on the Schedule of Assets and Liabilities, (b) indebtedness assumed by Buyer pursuant to the IRB Agreements, (c) the Employee Obligations and (d) liabilities relating to the Assumed Contracts (collectively, the "PURCHASE PRICE"). The parties agree to allocate the Purchase Price (together with the Assumed Liabilities) among the Assets, the license granted in connection with the Trademark License Agreement and the agreement of Sellers contained in Section 27.G hereof as agreed by Buyer and Seller prior to Closing in a manner consistent with Treasury Regulation ss. 1.1060-IT(f). Buyer shall prepare in a timely manner and present to Sellers for their review a Form 8594 Asset Acquisition Statement of Allocation consistent with such allocation. Buyer and the Sunbeam Transferors shall promptly confer and reach agreement regarding such form and each shall timely file such agreed-upon form and shall file a copy of such form with its federal income tax return for the period that includes the date of the Closing. Each of Buyer and the Sunbeam Transferors further agrees not to take any position inconsistent with such allocation for any tax purpose.

               C. PAYMENT OF ESTIMATED PURCHASE PRICE TO THE SUNBEAM TRANSFERORS ON DATE OF CLOSING. On and at the Closing, in consideration for the sale, conveyance, transfer, assignment and delivery to Buyer of the Assets, subject to the assumption of the Assumed Liabilities, Buyer shall pay to the Sunbeam Transferors, as directed, an amount equal to $78,385,000 (the "ESTIMATED PURCHASE PRICE"), by wire transfer of immediately available funds to an account designated in writing by the Sunbeam Transferors not less than two business days prior to the Closing.

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



               D.     PAYMENT OF PURCHASE PRICE.

               (1) The difference between the Estimated Purchase Price and the Purchase Price shall be paid, after determination of the Purchase Price pursuant to Section 4.E hereof, as follows:

                      (a) Buyer shall pay to the Sunbeam Transferors the amount by which the Purchase Price shall exceed the Estimated Purchase Price; or

                      (b) the Sunbeam Transferors shall pay to Buyer the amount
               by which the Purchase Price shall be less than the Estimated Purchase Price.

               (2) Any payment required under Section 4.D(1) shall be made within ten (10) days after the determination of the Purchase Price, by payment of such amount by wire transfer of immediately available funds to an account designated in writing by the party to receive such payment not less than two business days prior to such payment. Any payment required under paragraph (1) above shall bear interest at the index rate of Chase Manhattan Bank, N.A. as of the Closing Date, from the Closing Date through the date of payment.

               E.     DETERMINATION OF PURCHASE PRICE.

               (1) As promptly as practicable after Closing, and no later than fifteen (15) business days after the Closing Date, Sellers shall, at their expense, prepare, or cause to be prepared, and shall deliver to Buyer a statement certified by Sellers' independent auditors utilizing generally accepted auditing standards setting forth, as of the Effective Time, the Purchase Price, based upon the accounting records of the Business and supported in reasonable detail, determined on a basis consistent with the preparation of the Statement of Assets and Liabilities, subject to and in accordance with the Accounting Principles (the "FINAL STATEMENT"). Buyer and its accountants shall have the opportunity to observe the physical count of the Inventory and Equipment (which may begin prior to the Closing Date) in connection with the preparation of the Final Statement and shall have full access to all information used by Sellers in preparing the Final Statement, including the work papers of their accountants.

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


               (2) Promptly following receipt of the Final Statement, Buyer shall review the same and, within twenty (20) business days after such receipt, Buyer shall deliver to Sellers a certificate setting forth its acceptance of, or objections to, the Final Statement, together with a summary of the reasons therefor (which shall be limited to the mathematical accuracy of the Final Statement and any assertion that the Purchase Price as derived from the Final Statement has not been determined on the basis set forth in paragraph (1) above) and adjustments which, in its view, are necessary to eliminate such objections.

               (3) If Buyer accepts the Final Statement (or does not so object within such twenty (20) business day period), the determination of the Purchase Price by Sellers shall be deemed final and binding as of such twentieth (20th) business day.

               (4) To the extent Buyer objects within such twenty (20) business day period to the Final Statement, Buyer and Sellers shall use reasonable efforts during the following fifteen (15) business day period to resolve any such objections. If Buyer and Sellers resolve all such differences and each signs a certificate to that effect, the Final Statement, as so adjusted, shall be deemed final and binding for purposes of this Agreement. If Buyer and Sellers resolve some of such differences, the items as to which the parties have agreed shall be final and binding for purposes of this Agreement and the remaining items shall be determined as provided below. Notwithstanding any dispute between Buyer and Sellers described in this Section 4.E(4), Buyer or Sellers, as applicable, shall pay, in accordance with Section 4.D above, the amount of the Purchase Price that is not being disputed under this
        Section 4.E(4).

               (5) To resolve any objections raised by Buyer that are not resolved as provided above, the parties shall refer their remaining differences to a nationally recognized firm of independent public accountants, as to which Sellers and Buyer shall mutually agree (the "CPA FIRM"), who shall, acting as experts and not as arbitrators, determine on the basis of the Accounting Principles and the formula set forth in Section 4.B hereof, and only with respect to the remaining differences so submitted, whether and to what extent, if any, the Purchase Price as derived from the Final Statement requires adjustment. Sellers and Buyer shall direct the CPA Firm to use its best efforts to render its determination as soon as practicable, but in no event later than 45 days following the referral of differences to such CPA Firm. The decision of the CPA Firm will be final, conclusive, and binding on the parties, and no party will institute any suit with regard to the dispute or controversy except to enforce the decision. Sellers and Buyer shall make readily available to the CPA Firm all relevant books and records and any work papers (including those of the parties' respective accountants) relating to the Statement of Assets and Liabilities and the Final Statement and all other items reasonably requested by the CPA Firm. Each party will pay an equal share of the costs, expenses and fees of the CPA Firm, and each will separately pay its own attorneys' and accountants' fees and expenses; PROVIDED, in any action to enforce the decisions of the CPA Firm, the successful party shall recover its reasonable attorney's fees from the unsuccessful party.

               5.     REPRESENTATIONS AND WARRANTIES OF THE SUNBEAM TRANSFERORS.

               The Sunbeam Transferors represent and warrant to Buyer as follows, except that Sunbeam OP represents and warrants only as set forth in Sections A, B, C, D, E, J(2), Q, T, W and X:

               A. CORPORATE STANDING. Each of the Sunbeam Transferors is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has full corporate power to carry on its business and to own, lease and operate its Assets, and to carry on the Business as now conducted. To the knowledge of the Sunbeam Transferors, each of the Sunbeam Transferors is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its Assets or the conduct of the Business requires such qualification.

               B. POWER AND AUTHORITY OF THE SUNBEAM TRANSFERORS; AUTHORIZATION. Each of the Sunbeam Transferors has all requisite corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements (as defined in Section 7.A(5)) to which it will be a party and to perform its obligations hereunder and thereunder. The execution, delivery and performance by each Sunbeam Transferor of this Agreement and each of the Ancillary Agreements to which it will be a party have been duly and validly authorized by all necessary corporate action on the part of each Sunbeam

Transferor and no additional corporate authorization or consent is required in connection with the execution, delivery and performance by each Sunbeam Transferor of this Agreement and each of the Ancillary Agreements to which it will be a party.

               C. BINDING EFFECT. This Agreement has been duly executed and delivered by each Sunbeam Transferor. This Agreement constitutes, and each of the Ancillary Agreements, when executed and delivered by the parties thereto, will constitute the legal, valid and binding obligation of the Sunbeam Transferor(s) party thereto, enforceable against such Sunbeam Transferor(s) in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditor's rights and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

               D. NO CONFLICT. The execution, delivery and performance by each Sunbeam Transferor of this Agreement and each of the Ancillary Agreements to which it will be a party does not, and the consummation of the transactions contemplated hereby and thereby, does not and will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or acceleration of any obligation under, or the creation of a lien, security interest or other encumbrance on any of the Assets (any such conflict, violation, default, right of termination or acceleration, loss or creation, a "VIOLATION") pursuant to, any provision of the Certificate of Incorporation or Bylaws of any Sunbeam Transferor or result in any Violation pursuant to any mortgage, indenture, contract, agreement, permit, license, judgment, decree, order, law or regulation applicable to any Sunbeam Transferor, the Business or the Assets.

               E.     CONSENTS.  Except for the consents and filings listed on
SCHEDULE 5.E, and the approval required by the Hart- Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), if any, no consent, approval, waiver, or authorization of, or registration, notice, or filing with, any court, administrative agency or other governmental authority or other person is required by or with respect to any Sunbeam Transferor in connection with the execution, delivery and performance of this Agreement and the Ancillary Agreements.

               F. FINANCIAL INFORMATION. Sellers have furnished to Buyer a schedule of the Assets of the Business and the Assumed Liabilities as of December 29, 1996, as set forth on SCHEDULE 5.F(1), which, at Buyer's sole option, shall be updated prior to the Closing Date to reflect the Assets of the Business and the

Assumed Liabilities as of February 3, 1997 (the "SCHEDULE OF ASSETS AND LIABILITIES"). The values of the Assets reflected on the Schedule of Assets and Liabilities are the carrying values of such Assets on Sellers' books and records and such Schedule of Assets and Liabilities has been prepared in accordance with accounting principles, methods and procedures which are in all respects in accordance with the accounting principles, methods and procedures set forth on
SCHEDULE 5.F(2) (the "ACCOUNTING PRINCIPLES") and the Schedule of Assets and Liabilities was prepared from the same books and records used by Sunbeam in preparing its publicly reported year-end accounts.

               G. ORDINARY COURSE. Since the date of the Schedule of Assets and Liabilities, except as set forth on SCHEDULE 5.G, the Business has been operated in the ordinary course of business consistent with past practice and there has been no material (i) change in the Business, the Assets or the manner of conducting the Business, (ii) transaction relating to the Assets or the Business outside of the ordinary course of business consistent with past practice or (iii) lien created or assumed with respect to any of the Assets, except Permitted Liens.

               H. TAXES. Sellers have filed or will file on a timely basis all tax returns, reports and declarations required to be filed with respect to taxes pertaining to the Assets or the Business, and have paid or, will pay all taxes due and owing as of or before the Closing Date, except for such taxes, if any, that are being contested in good faith. There are no liens for unpaid taxes upon the Assets and there exist no facts which could give rise to such a lien. Except as set forth on SCHEDULE 5.H, there is no action, suit, proceeding, investigation, audit or claim now pending against or with respect to the Business or any of the Assets with regard to any tax or assessment, nor is any claim for any additional tax or assessment asserted by any governmental authority, and Sellers have not received from any governmental authority any written notice of a proposed adjustment, deficiency or underpayment of any taxes pertaining to the Assets or the Business, the non-payment of which could result in (i) a lien or other encumbrance of any type on any of the Assets, or (ii) a liability which could be asserted against Buyer or Buyer's assets as a result of the acquisition of the Assets, and which notice has not been satisfied by payment or been withdrawn. None of the Assets is property which Buyer or an affiliate of Buyer will be required to treat as "tax-exempt use property" (within the meaning of Section 168(h)(1) of the Code). Except for the IRB Agreements in connection with the Paragould, Arkansas facility, no "industrial development bonds" (within the meaning of Section 103 of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986), "private activity bonds" (within the meaning of Section 141 of the Code), or other tax-exempt financings are outstanding which have been used to finance the Assets.

               I. GOVERNMENTAL MATTERS. Sellers are not, on the date hereof, required to make any material capital improvements or other expenditures to comply with any Environmental Laws (as defined in Section 5.R hereof) or any law or rules, regulations, orders, or citations presently in effect of any governmental agency having jurisdiction. Except as disclosed on SCHEDULE 5.I, no unpaid fines or penalties have been assessed or notices or citations issued against Sellers pursuant to any Environmental Laws or any other rules, regulations or orders of EEOC or any other federal, state or local department or agency. To Seller's knowledge, no facts, circumstances or conditions exist which might reasonably give rise to any such material claims, investigations, orders, demands, proceedings or litigation associated with Sellers' compliance with any Environmental Laws or other laws, rules, regulations or requirements of any governmental entity with jurisdiction.

               J.     TITLE AND SURVEY MATTERS

               (1) Sellers have delivered to Buyer each survey on the Real Property that is in the possession of Sellers.

               (2) Sellers have, and will transfer to Buyer at Closing, good, valid and marketable title to the Inventory and Equipment and each Sunbeam Transferor owns its respective Assets free and clear of all liens, restrictions, claims, charges, security interests, or other encumbrances (collectively "Liens"), except for liens for taxes not yet due or being contested in good faith, other similar statutory liens for amounts not yet due, and liens securing Assumed Liabilities (collectively "PERMITTED LIENS").

               (3) Sellers have good and marketable fee simple title to each Real Property, free and clear of any and all Liens other than Permitted Liens. No right of redemption or similar right exists or remains in effect with respect to any Real Property. On the Closing Date, Sellers will convey to Buyer good, marketable and indefeasible title to the Real Property, subject only to Permitted Liens. Subject to any consent identified as required herein, Sellers shall convey their interest to each Leased Premises. In each case, the legal descriptions of the Real Property and the Leased Premises (identified in Schedules

1.G & 1.H respectively) describe Sellers' entire interest at each facility.

               (4) There are no parties that have any right of use or occupancy derived from or granted by Sellers to all or any portion of the Real Property or Leased Premises.

               K. INVENTORY. Subject to any reserve or allowance shown on the Schedule of Assets and Liabilities in accordance with the Accounting Principles, the Inventory is good and useable on a normal basis in the existing product lines of the Business and is merchantable and fit for the particular purpose for which it is intended. The net book value of all inventory of Product which is located in Canada (which is not owned by Sellers or otherwise included in the Inventory) is less than $100,000. The Inventory does not include any items manufactured or sold using any RubbermaidTM trademark.

               L. LEGAL PROCEEDINGS. Except as set forth on SCHEDULE 5.L, (i) there are no claims of any kind or any actions, suits, orders, notices of violation, directives, proceedings, arbitrations or investigations pending or, to the knowledge of Sellers, threatened against or affecting the Business or any of the Assets which would (a) impair or delay the ability of the Sunbeam Transferors to perform their obligations pursuant to this Agreement or the Ancillary Agreements or (b) have an effect that is, or could reasonably be expected to be, materially adverse to the value of the Assets taken as a whole, or materially adverse to the business, financial condition or results of operations of the Business taken as a whole and (ii) neither any Seller (with respect to its operation of the Business or its ownership of its Assets), the Business nor any of the Assets is subject to any order, writ, judgment, award, injunction or decree of any court or governmental or regulatory authority of competent jurisdiction or any arbitrator. This Section 5.L does not apply to legal proceedings arising under Environmental Laws.

               M. LICENSES AND PERMITS; COMPLIANCE WITH LAWS. Sellers hold all permits, licenses and authorizations of all governmental entities which are material to the operation of the Business and the Assets and each Seller, the Business and the Assets is fully in compliance with the terms thereof. A correct and complete list of such material licenses, permits and authorizations is set forth on SCHEDULE 5.M(1). Except as set forth on SCHEDULE 5.M(2), neither Seller is in violation of any applicable law, regulation, ordinance, permit, license, order, or any other applicable requirement of any governmental body or court with respect to the operation of the Business or any of the

Assets and no written notice has been received by any Seller or the Business alleging any such violations, which could result in a material liability.

               N.    COLLECTIVE BARGAINING AGREEMENTS; LABOR CONTROVERSIES; ETC.

               (1) The applicable Seller is a party to the collective bargaining agreements listed on SCHEDULE 5.N(1) with respect to certain employees of such Seller engaged in the operations of the Business and there are no other labor or collective bargaining agreements which pertain to any other employees of Sellers engaged in the operations of the Business. No labor organization or group of employees of Sellers engaged in the operations of the Business has made a pending demand for recognition or certification, there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority and there are no organizing activities involving the Company or any Company Subsidiary pending with any labor organization or group of employees of Sellers engaged in the operations of the Business.

               (2) Except as set forth on SCHEDULE 5.N(2), there are no strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances or other material labor disputes pending or threatened in writing against or involving the Sellers with respect to employees engaged in the operations of the Business, and there are no unfair labor practice charges, grievances or complaints pending or threatened in writing by or on behalf of any employee or group of employees of Sellers engaged in the operations of the Business which, if individually or collectively resolved against the Sellers, could result in a material liability.

               (3) Except as set forth on SCHEDULE 5.N(3), with respect to employees of Sellers engaged in the operations of the Business, there are no complaints, charges or claims against the Sellers pending or threatened with any public or governmental authority, arbitrator or court based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment by any Seller of any individual which, if individually or collectively resolved against the Sellers, could result in a material liability.

               (4) With respect to employees of Sellers engaged in the operations of the Business, Seller is in material compliance with all laws, regulations and orders relating to the employment of labor, including all such laws, regulations and orders relating to wages, hours, the Workers Adjustment and Retraining Notification Act ("WARN"), collective bargaining, discrimination, civil rights, safety and health, workers' compensation and the collection and payment of withholding and/or social security taxes and similar taxes.

               (5) Except as set forth on SCHEDULE 5.N(5), with respect to the operations of the Business, there has been no "mass layoff" or "plant closing" as defined by WARN within the six (6) months prior to Closing.

               O. CONTRACTS. Except as set forth on SCHEDULE 5.O(1), the Assumed Contracts do not omit any lease, contract, agreement or understanding that is material to the operation of the Business or the Assets. Each of the Assumed Contracts is a valid and binding agreement of the applicable Seller and, to the knowledge of Sellers, is in full force and effect. No event or condition has occurred or exists, or, to the knowledge of Sellers, is alleged by any of the other parties thereto to have occurred or existed, which constitutes, or with lapse of time or giving of notice or both might constitute a material default or breach by the applicable Seller or any other party under any of the Assumed Contracts or, with respect to the Assumed Contracts listed on SCHEDULE 5.O(2), any default or breach by the applicable Seller or any other party thereto. The applicable Seller enjoys peaceful and undisturbed possession under all leases or licenses with respect to any of the Assets or under which any portion of the Business is operating. No Seller is party to and the Business and the Assets are not bound by, any contract, agreement, instrument, lease, license, arrangement or understanding, or subject to any other restriction, which has had, or could reasonably be expected to have, a materially adverse effect on the operations or financial condition of the Business or the Assets. With respect to the guaranty agreements entered into or contemplated to be entered into by Sellers with certain customers (the "SUNBEAM GUARANTIES"), SCHEDULE 5.0(3) lists the following categories of matters (by category): (a) all Sunbeam Guaranties which have been signed by customers and returned to Sellers, (b) all customers to which Sellers have sent, but not yet received, a signed Sunbeam Guaranty, and
(c) to Sellers' knowledge, all customers with whom Sellers have had discussions relating to the Sunbeam Guaranties. Except for items 1.A and 1.B on Schedule 1.C(1), which have minimum purchase requirements, and items 1.C, 1.D, 1.G and 1.H, which are for a term extending beyond the 1997 selling season (but have no minimum purchase requirements), the raw materials/commodities contracts listed on Schedule 1.C(1) do not include any minimum purchase commitments and such contracts only relate to the 1997 selling season. The purchase orders referenced in Sections 3.B and 3.C expire no later than August 31, 1997.

               P. EMPLOYEE BENEFIT PLANS. SCHEDULE 5.P sets forth all "employee benefit plans," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and all other employee benefit arrangements or payroll practices, including, without limitation, severance pay, sick leave, vacation pay, salary continuation for disability, consulting or other compensation agreements, retirement, deferred compensation, bonus, stock purchase, hospitalization, medical insurance, life insurance and scholarship programs maintained by Sellers or any of their affiliates or to which Sellers or any of their affiliates contributed or is obligated to contribute thereunder with respect to which any Employee participates (the "PLANS"). True, correct and complete copies of each of the Plans and related trust documents, any amendments thereto and any summary plan descriptions thereto have been made available or delivered to Buyer by Sellers.

               Q. INTELLECTUAL PROPERTY. Except as set forth on SCHEDULE 5.Q(1),
(i) no person has made or, to the knowledge of the Sunbeam Transferors, threatened to make, any claims that the operations of the Business are in violation of or infringe upon any patents, trade secrets, trademarks or trade names, trademark or trade name registrations, service marks or service mark registrations, copyrights or copyright registrations or any other proprietary or trade rights of any third party and (ii) there are no actions or proceedings pending or, to the knowledge of the Sunbeam Transferors, threatened, which challenge the right of any Seller to make, use or sell products or services embodying, and, to the knowledge of the Sunbeam Transferors, no person is infringing or otherwise violating, the Intellectual Property. As of the Closing Date, all taxes, royalties, fees and other payments due and payable and necessary to maintain the ownership and license to use, as the case may be, the Intellectual Property shall have been made, except as set forth on SCHEDULE 5.Q(2) or as Buyer shall consent in connection with the consultation contemplated by Section 7.B(1)(d)(ii).

               R. ENVIRONMENTAL MATTERS. The following definitions shall apply to the terms listed below when used in this Agreement:

               "ENVIRONMENTAL LAWS" shall mean any and all prevailing and applicable federal, state and local statutes, codes, rules, regulations, permits, ordinances and orders of any governmental entity as of the Closing Date relating to the storage, handling, disposal, treatment, investigation, Release, potential Release, threatened Release, remediation or other regulation of Hazardous Substances in any media, including but not limited to air, groundwater, building interior, water or soil, including, by way of example and not limitation, CERCLA, RCRA, TSCA, and the Clean Water Act.

               "HAZARDOUS SUBSTANCE" shall mean any substance, combination of substances, material, waste, gas or particulate matter which has been determined to be a health danger, soil, water or air contaminant or which is regulated under any prevailing and applicable Environmental Law, including, but not limited to, any material or substance which is (i) defined in any Environmental Law as a 'hazardous waste,' 'hazardous material,' 'hazardous substance,' 'extremely hazardous waste,' or 'restricted hazardous waste'; (ii) composed of petroleum or has a petroleum base; (iii) composed of asbestos or material containing asbestos in a friable form; (iv) a polychlorinated biphenyl; (v) a radioactive material; (vi) designated as a pollutant pursuant to federal law including Section 311 of the Clean Water Act, 33 U.S.C. ss. 1251 (33 U.S.C. ss.
1317); (vii) defined as a 'hazardous waste' pursuant to the Resource Conservation and Recovery Act, 42 U.S.C. ss. 6901 et seq. (42 U.S.C. ss. 6903); or (viii) defined as a 'hazardous substance' pursuant to Section 101 of CERCLA.

               "RELEASE" shall mean any dumping, pouring, pumping, emitting, leaching, spilling, disposal, spreading, leaking or discharging of any Hazardous Substance into any media, whether soil, surface water, building interior, groundwater, air or any combination of the foregoing.

Except as set forth on the Disclosure Schedule (as defined in Section 8.A):

               (1) Sellers conduct and have conducted the operations of the Business, including, without limitation, with respect to the ownership, use and maintenance of the Real Property and the Leased Premises, in material compliance with all applicable Environmental Laws.

               (2) To Seller's knowledge, the Real Property and the Leased Premises and their respective existing and prior uses comply in all material respects with all Environmental Laws.

               (3) To Seller's knowledge, all Hazardous Substances that have been removed from or disposed of by Seller or its agents off the Real Estate or the Leased Premises have been handled, transported, stored, treated and disposed of in compliance in all material respects with all Environmental Laws. Neither the Business, the Real Property nor the Leased Premises is subject to any liabilities, claims, judgments, orders, notices of violation, settlements, permits, licenses, liens, writs, injunctions or decrees relating to the manufacturing, processing, use, generation, treatment, handling, storage, disposal, transportation, presence, Release, potential Release or threatened Release of any Hazardous Substance (collectively, an "ENVIRONMENTAL EVENT").

               (4) Sellers and their agents have no knowledge of any claim, potential claim, action, suit, proceeding, hearing or investigation, based on or related to any Environmental Event relating to the Business, the Real Property or the Leased Premises. To the knowledge of Sellers, no notice of any Environmental Event was given to any person or entity that occupied the Leased Premises or the Real Property prior to the date said locations were occupied by or used in the Business.

               (5) All permits, licenses, consents and authorizations necessary for full compliance in all material respects with Environmental Law have been obtained and are valid and in full force and effect for the Real Property and the Leased Premises. To Seller's knowledge, no application, report or other document or information filed with or furnished to any federal, state or local governmental body, authority or agency contains any material inaccuracies or false or materially misleading statements.

               (6) Seller and its agents have no knowledge of the Release, potential Release or threatened Release of any Hazardous Substance on, in, under, within or around the Real Property or Leased Premises which is not in compliance in all material respects with all applicable Environmental Laws.

               S. IRB AGREEMENTS. No event or condition has occurred or exists, or, to the knowledge of Sellers, is alleged by any of the other parties thereto to have occurred or existed, which constitutes, or with the lapse of time or giving of notice or both would reasonably be expected to constitute, a default or breach under any of the IRB Agreements and all other agreements, instruments, certificates and other documents entered into or delivered by Sellers in connection with the IRB Agreements. The applicable Sellers have paid all amounts currently due and have performed all current obligations under the IRB Agreements and all other agreements, instruments, certificates and other documents entered into or delivered by Sellers in connection with the IRB Agreements. The amounts receivable relating to the bond issued by the Development Authority of Burke County in 1996, which constitutes an Asset to be transferred to Buyer, in the aggregate, will defease the amounts payable pursuant to the lease pertaining to the Waynesboro, Georgia facility, which obligation constitutes an Assumed Liability. On and after the Effective Time, no liability or obligation will exist relating to the Gaston County Flexible Rate Demand Industrial Revenue Bonds (Allibert Inc. Project), Series 1987A (the "STANLEY IRBS") which could (i) be asserted against Buyer or Buyer's assets as a result of the acquisition of the Assets or (ii) result in a lien or other encumbrance of any type on any of the Assets.

               T. LICENSES OF INTANGIBLE PERSONAL PROPERTY. There are listed on
SCHEDULE 5.T all material licenses or similar agreements or arrangements relating to the Business, to which any Seller is a party either as licensee or licensor, for any intangible personal property (collectively, "INTANGIBLE PERSONAL PROPERTY"). Except as set forth on SCHEDULE 5.T (i) no proceedings are pending or, to the knowledge of Sellers, threatened, that challenge the rights of Sellers in any material respect in and to or the right to make, use or sell products or processes embodying, any such Intangible Personal Property or any license thereof and (ii) there are no pending or, to the knowledge of Sellers, threatened claims, demands or proceedings, restricting the right of the applicable Sellers to use, charging Sellers with infringement of, or making any other claim with respect to, any of such Intangible Personal Property or any license thereof.

               U. BROKERS AND FINDERS' FEES. Except as to the engagement by Sellers of Chase Securities, Inc. (whose fees and expenses shall be borne exclusively by Sellers), neither Sellers nor any of their officers, directors or employees have employed any broker, finder or financial advisor or incurred any liability for fees or commissions payable to any broker, finder or financial advisor in connection with the negotiations relating to or the transactions contemplated by this Agreement.

               V. ENTIRE BUSINESS; CONDITION OF ASSETS. The Assets and the Ancillary Agreements constitute all of the assets, properties and rights, together with the services of the

Transferred Employees, necessary to conduct the Business in all respects as currently conducted and, except as set forth on SCHEDULE 5.V(1), there are no material Assets of the Business that Sellers will retain following the Closing. All services provided to the Business by (i) Sellers and Sunbeam (which are the only entities within the Sunbeam Corporate Structure which provide services to the Business) or (ii) third parties who provide services to support the operation of the Business, are described on SCHEDULE 5.V(2). To the knowledge of Sellers, there are no (i) material structural defects in any of the buildings or other improvements situated on the Leased Premises or the Real Property or (ii) building systems, structures, improvements, fixed assets or equipment owned, leased or used by Seller and required for the conduct of the Business as currently conducted that are not in all material respects in good condition and working order, normal wear and tear excepted, and adequate in quality and quantity for the current normal operation of the Business.

               W. KNOWLEDGE. Whenever used in this Section 5, "to the knowledge of Sellers" shall mean the actual knowledge of those persons listed on SCHEDULE 5.W.

               X.     NO WARRANTIES.  Other than as explicitly provided in this
Section 5, neither Sellers nor any of their respective affiliates, in this Agreement or any other agreement, instrument or document contemplated by this Agreement, makes any other express or implied representation or warranty with respect to the Assets or the use thereof in the Business.

               6.     REPRESENTATIONS AND WARRANTIES OF BUYER.

               Buyer hereby represents and warrants to Sellers as follows:

               A. CORPORATE STANDING. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power to own, lease and operate its assets and to carry on its business as currently conducted. To the knowledge of Buyer, Buyer is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership of its properties or the conduct of its business requires such qualification.

               B. POWER AND AUTHORITY OF BUYER; AUTHORIZATION. Buyer has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements and to perform its obligations hereunder and thereunder. The execution, delivery and performance by Buyer of this Agreement and the Ancillary Agreements have been duly and validly authorized by all necessary corporate action on the part of Buyer and no additional corporate authorization or consent is required in connection with the execution, delivery and performance by Buyer of this Agreement and each of the Ancillary Agreements.

               C. BINDING EFFECT. This Agreement has been duly executed and delivered by Buyer. This Agreement constitutes, and each of the Ancillary Agreements, when executed and delivered by the parties thereto, will constitute the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with their respective terms, subject to bankruptcy, insolvency, reor-ganization, moratorium and similar laws of general applicability relating to or affecting creditor's rights and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

               D. NO CONFLICT. The execution, delivery and performance by Buyer of this Agreement and the Ancillary Agreements does not, and the consummation of the transactions contemplated hereby and thereby, does not and will not, violate or conflict with any of the provisions of any charter instrument or bylaw of Buyer or violate or conflict with or constitute a default under any mortgage, indenture, contract, agreement, permit, license, instrument or trust or any order or ruling of any governmental authority to which Buyer is a party or by which Buyer is bound, or violate any provision of law, statute, rule or regulation to which Buyer is subject.

               E. BROKERS' AND FINDERS' FEES. Except as to the engagement by Buyer of CS First Boston Corporation (whose fees and expenses shall be borne exclusively by Buyer), neither Buyer nor any of its officers, directors or employees has employed any broker, finder or financial advisor or incurred any liability for fees or commissions payable to any broker, finder or financial advisor in connection with the negotiations relating to or the transactions contemplated by this Agreement.

               F.     NO WARRANTIES.  Other than as explicitly provided in this
Section 6, neither Buyer nor any of its respective affiliates, in this Agreement or any other agreement, instrument or document contemplated by this Agreement, makes any other express or implied representation or warranty on behalf of Buyer.

               7.     MATTERS PRIOR TO CLOSING.

               A.     ANCILLARY AGREEMENTS.

                      (1) On the Closing Date, Buyer (or a different wholly-owned subsidiary of USI designated by Buyer) and Sunbeam OP, shall execute and deliver an agreement (the "TRADEMARK LICENSE AGREEMENT") which provides for Sunbeam OP to grant to Buyer (or such other subsidiary) the exclusive right to use the Sunbeam(R) trademark in North America for indoor and outdoor furniture product categories for products sold by Buyer for a term of five (5) years following the Closing Date on a royalty-free basis. The Trademark License Agreement shall contain standard terms and conditions for a third-party intellectual property license, shall not contain any minimum sales requirements, and shall allow Buyer to utilize the Sunbeam(R) trademark in connection with line extensions which are within this Agreement's definition of "Product." In addition, the Trademark License Agreement shall provide for an option for Buyer to extend such Agreement in accordance with the terms of the Agreement, for an additional five (5) year term (with no option payment), at a then-current market royalty rate (as defined in the Agreement), subject to a minimum rate of 3% of net sales and a maximum royalty rate of 8% of net sales.

                      (2) On the Closing Date, Buyer and Sunbeam Products shall execute and deliver an agreement (the "TRANSITION SERVICES AGREEMENT"), including the terms set forth in EXHIBIT A hereto, pursuant to which (a) Seller will (directly or through third parties) provide administrative services to Buyer as described in Exhibit A, for fees in an amount estimated to cover the costs of providing such services by Sunbeam Products, and escalating over the term of the Transition Services Agreement, for a term as described in Exhibit A, after which Sellers will provide reasonable accommodation to Buyer to the extent necessary for Buyer to establish alternative services using its best efforts, and during which extension Buyer will cover all cost of Sellers, PROVIDED, that in no event shall such extension cause such services to be provided for a period of more than twelve (12) months following the Closing Date. Buyer will provide access and transitional services to be mutually agreed to Sellers with respect to inventory and other matters relating to items retained by Sellers which are located at facilities controlled by Buyer post-Closing.

                      (3) On the Closing Date, Buyer and Sunbeam Products shall execute and deliver a lease with respect to the Portland, Tennessee free-standing office facility (the "PORTLAND LEASE") of a term of three
        (3) months, with month-to-month tenancy thereafter which shall be terminable, after the first three (3) months of occupancy, by either party on thirty (30) days' written notice, at a market rate rental cost to be agreed by the parties.

                      (4) On the Closing Date, Buyer and Sunbeam Products shall execute and deliver an agreement (the "MANUFACTURING SERVICES AGREEMENT"), including the terms set forth on EXHIBIT B hereto, pursuant to which Seller, through its Murfreesboro, Tennessee facility, shall manufacture and provide Product to Buyer's requirements through June 30, 1997. The Manufacturing Services Agreement shall also provide for maintenance in the ordinary course of, and the removal by Buyer of the fixed assets, including information systems hardware and software located at the Murfreesboro facility upon the expiration of such Agreement at Buyer's cost.

                      (5) On the Closing Date, Buyer and Sunbeam Products shall execute and deliver an agreement (the "STANLEY DISTRIBUTION AGREEMENT"; and together with the Trademark License Agreement, the Transition Services Agreement, the Portland Lease and the Manufacturing Services Agreement, the "ANCILLARY AGREEMENTS"), pursuant to which Buyer, through the Stanley, North Carolina facility, shall provide distribution services for grills located at the Stanley North Carolina facility through September 30, 1997, for fees in an amount estimated to cover the costs of providing such services by Buyer.

               B.     OBLIGATIONS OF SELLERS PRIOR TO CLOSING.

               From the date of this Agreement until the Closing Date, Sellers shall:

                      (1) Conduct the Business only in the usual, regular and ordinary course consistent with past practice, and preserve intact for Buyer the goodwill of the Business and the present relationship between the Business and the employees, suppliers, clients, customers and others having business relations with Sellers with respect to the Business. During the period from the date hereof to the Closing Date, except as otherwise provided for in this

        Agreement or as Buyer shall otherwise consent, Sellers shall not, with respect to the Business:

                             (a)  enter into commitments for new capital
               expenditures in excess of $500,000 in the aggregate;

                             (b) dispose of or incur, create or assume any lien,
               restriction or encumbrance on any material Asset or Assets which, in the aggregate, are material to the Business, it being agreed by Buyer that Sellers may sell obsolete or excess inventory (including raw materials and work in progress) of the Business to consolidators, liquidators or others in non-ordinary course transactions;

                              (c) enter into any material transaction outside of
               the ordinary course of business consistent with past practice;

                             (d) amend any term of, waive any right under or
               allow to lapse or expire, (i) any contract, permit, lease, arrangement or understanding which constitutes an Assumed Contract or which is material to the Business or (ii) any item of Intellectual Property, unless Buyer otherwise consents in connection with Sellers' consultation with Buyer regarding any filing or other action necessary to maintain such Intellectual Property from the date of this Agreement until the Closing Date;

                             (e) make any change to, or amend in any way, the
               contracts, salaries, wages, or other compensation of any officer, director, employee, agent, or other similar representative of Seller engaged in the operations of the Business other than changes, amendments that (i) are made in the ordinary course of business and consistent with past practice, (ii) do not and will not result in increases of more than 5% in the salary, wages or other compensation of any such Person, and (iii) do not and will not exceed, in the aggregate, 5% of the total salaries, wages, and other compensation of all employees of the Division, except that Sellers may pay or perform employee compensation and other incentive arrangements intended to facilitate the consummation of the transactions contemplated hereby, all of such compensation and incentive arrangements being described on SCHEDULE 7.B(1)(E);

                              (f) except as described in SCHEDULE 7.B(1)(F),
               adopt, enter into, amend, alter or terminate, partially or completely, any Plan;

                             (g) assume, enter into, amend, alter or terminate
               any labor or collective bargaining agreement to which the operations of the Business is affected thereby;

                             (h)    offer any additional Sunbeam Guaranty
               that has not been extended to a customer prior to the Closing Date; or

                             (i)  agree, in writing or otherwise, to do
               any of the foregoing.

                      (2) Use their best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements;

                      (3) Afford Buyer, its accountants, counsel, technical advisors, and other representatives free and reasonable access during normal business hours to the offices, equipment, personnel, facilities, records, files, contracts and agreements of Sellers relating to the Assets and the Business and furnish Buyer with all material information concerning the Assets and the Business;

                      (4) Not take any action or omit to take any action which will result in the material violation by Sellers of any law applicable to the transactions contemplated by this Agreement or the Ancillary Agreements or cause a material breach by Sellers of any of the representations and warranties of Sellers set forth in this Agreement or the Ancillary Agreements or any lease, agreement, contract or commitment to which any Seller is a party;

                      (5) Use their best efforts to obtain prior to Closing all consents by third parties required to be obtained by Sellers with respect to its performance of this Agreement and the Ancillary Agreements and cooperate fully with Buyer in connection with Buyer's requests and applications for the governmental authorizations, approvals and consents which are necessary for the ownership and operation of the Business following the Closing Date;

                      (6) Provide to Buyer a supplemental Schedule in the event of any changes taking place after the date of this Agreement which would have been reflected in any Schedule to this Agreement had such changes taken place before the preparation of the Schedule (it being understood that such supplemental Schedules shall constitute an amendment to this Agreement, except to the limited extent provided in Section 24); and

                      (7) Remove all Inventory from the Portland, Tennessee facility and deliver such Inventory to a facility to be transferred to Buyer (it being understood that the Murfreesboro, Tennessee facility is not being transferred to Buyer) by no later than February 28, 1997.

               C.     OBLIGATIONS OF BUYER PRIOR TO CLOSING.

               From the date of this Agreement until the Closing Date, Buyer shall:

                      (1) Use its best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements;

                      (2) Not take any action or omit to take any action which will result in the material violation by Buyer of any law applicable to the transactions contemplated by this Agreement or the Ancillary Agreements or cause a material breach by Buyer of any of the representations and warranties of Buyer set forth in this Agreement or the Ancillary Agreements; and

                      (3) Use its best efforts to obtain prior to Closing all consents by third parties and all governmental authorizations which are necessary for Buyer's performance of this Agreement and the Ancillary Agreements.

               D. CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER. The obligations of Buyer under this Agreement are subject, at the option of Buyer, to the satisfaction at or prior to the Closing Date of each of the following conditions:

                      (1) ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Sellers contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date as though made at and as of that date, and Sellers shall have delivered to Buyer a certificate to that effect dated the Closing Date and executed by a duly authorized officer of each Seller.

                      (2) COMPLIANCE WITH COVENANTS. Seller shall have performed and complied in all material respects with all terms, agreements, covenants and conditions of this Agreement to be performed or complied with by it at or prior to the Closing Date, and Sellers shall have delivered to Buyer a certificate to that effect dated the Closing Date and executed by a duly authorized officers of each Seller.

                      (3) HSR ACT. The applicable waiting period (and any extension thereof) under the HSR Act, if any, shall have expired or been terminated.

                      (4) LEGAL ACTIONS OR PROCEEDINGS. No court or governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order which is in effect on the Closing Date and prohibits the consummation of the Closing. No legal action or proceeding shall have been instituted or threatened seeking to restrain, prohibit, invalidate or otherwise affect the consummation of the transactions contemplated hereby or pursuant to the Ancillary Agreements or which would, if adversely decided, have a material adverse effect on the operations or financial condition of the Business.

                      (5) ASSIGNMENTS OF ASSUMED CONTRACTS. Sellers shall have obtained all the authorizations, consents, waivers and approvals required in connection with the assignment of the Assumed Contracts that are set forth on SCHEDULE 7.D(5).

                      (6) CONSENTS. Buyer shall have been furnished with written consents and permits in forms acceptable to Buyer of any and all persons, including without limitation government agencies, authorities and third parties, required to be obtained prior to the consummation of the transactions contemplated hereby or pursuant to the Ancillary Agreements.

                      (7) SUPPLEMENTAL SCHEDULES. Sellers shall have furnished to Buyer all supplemental Schedules, if any, required by
        Section 7.B(6).

                      (8)  ANCILLARY AGREEMENTS.  The applicable
        Sunbeam Transferors shall have duly executed and delivered to Buyer the Ancillary Agreements and the other documents referred to in Section 8.A.

                      (9) REAL ESTATE MATTERS. Buyer shall have received at or prior to Closing an irrevocable commitment for title insurance covering the Real Property and Leased Premises in which Seller has an insurable interest from a title insurance company reasonably acceptable to Buyer to issue an American Land Title Association (Extended) Owner's Policy of Title Insurance in amounts to be determined by Buyer, at Buyer's expense. The commitment shall show to the reasonable satisfaction of Buyer that immediately prior to the Closing Date the appropriate Seller had good and marketable title in fee simple absolute to the Real Property, free and clear of all liens, mortgages, security interests, pledges, charges, encumbrances, covenants, conditions, restrictions and other matters of record, except for Permitted Liens. Such commitment shall not contain the standard preprinted exceptions.

                      (10) PARAGOULD IRB DILIGENCE. Sellers shall have provided to Buyer all documentation relating to the City of Paragould, Arkansas ARKLA Industries Project, Series 1979 Industrial Revenue Bonds. Buyer shall have completed its due diligence relating to such bonds to its reasonable satisfaction.

                      (11) NO MATERIAL ADVERSE CHANGE. Since the date of the Statement of Assets and Liabilities, neither the Assets nor the Business shall have suffered a change or series of related changes that individually or in the aggregate is, or could reasonably be expected to be, materially adverse to the value of the Assets taken as a whole, or materially adverse to the business, financial condition, results of operations or prospects of the Business taken as a whole, except any such change or series of related changes resulting from any substantial national or international calamity or emergency or general economic factors which are outside the control of Sellers and also affect other participants in the outdoor furniture industry.

               E. CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SUNBEAM TRANSFERORS. The obligations of the Sunbeam Transferors under this Agreement are subject, at the option of the Sunbeam Transferors, to the satisfaction at or prior to the Closing Date of each of the following conditions:

                      (1) ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date as though made at and as of that date, and Buyer shall have delivered to Sellers a certificate to that effect dated the Closing Date and executed by a duly authorized officer of Buyer.

                      (2) COMPLIANCE WITH COVENANTS. Buyer shall have performed and complied in all material respects with all terms, agreements, covenants and conditions of this Agreement to be performed or complied with by it at or prior to the Closing Date, and Buyer shall have delivered to Sellers a certificate to that effect.

                      (3) HSR ACT. The applicable waiting period (and any extension thereof) under the HSR Act, if any, shall have expired or been terminated.

                      (4) LEGAL ACTIONS OR PROCEEDINGS. No court or governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order which is in effect on the Closing Date and prohibits the consummation of the Closing. No legal action or proceeding shall have been instituted or threatened seeking to restrain, prohibit, invalidate or otherwise affect the consummation of the transactions contemplated hereby or pursuant to the Ancillary Agreements.

                      (5) CONSENTS. Sellers shall have been furnished with written consents and permits in forms acceptable to Sellers of any and all persons, including without limitation government agencies, authorities and third parties, required to be obtained prior to the consummation of the transactions contemplated hereby or pursuant to the Ancillary Agreements.

                      (6) ANCILLARY AGREEMENTS. Buyer shall have duly executed and delivered to Sellers the Ancillary Agreements and the other documents referred to in Section 8.B.

               8.     DOCUMENT DELIVERIES.

               A. DELIVERIES OF THE SUNBEAM TRANSFERORS. At the Closing, the Sunbeam Transferors shall deliver to Buyer the following:

                      (1) A bill of sale, assignments to accomplish the transfer of the Assumed Contracts and the Intellectual Property and deeds to accomplish the transfer of the Real Property, each signed on behalf of the applicable Sunbeam Transferor(s), and such other documents as Buyer may reasonably request in order to accomplish the sale of the Assets to Buyer;

                      (2) Each of the Ancillary Agreements, in a form reasonably acceptable to Buyer and signed on behalf of the applicable Sunbeam Transferor(s);

                      (3) A disclosure schedule relating to the representations and warranties of Sellers contained in Section 5.R (the "DISCLOSURE SCHEDULE");

                      (4) The consent of Samsonite Corporation to the assignment (and, if necessary to transfer as a matter of law, amendment) of that certain Trademark License Agreement dated November 20, 1995;

                      (5) A renewal of the lease pertaining to the Nacogdoches, Texas facility which is for a term of one year;

                      (6) All consents required pursuant to the terms of the IRB Agreements;

                      (7) The opinion of the General Counsel of Sunbeam, dated as of the Closing Date, addressed to USI and Buyer substantially to the effect set forth in Exhibit C hereto;

                      (8) The certificates described in Section 7.D(l) and (2); and

                      (9) Such other documents as are reasonably requested by counsel for Buyer.

               B. BUYER'S DELIVERIES. At the Closing, Buyer shall deliver to Sellers the following:

                      (1)    The Estimated Purchase Price;

                      (2) An assumption agreement with respect to the Assumed Liabilities signed on behalf of Buyer;

                      (3) Each of the Ancillary Agreements, signed on behalf of Buyer;

                      (4) The opinion of the General Counsel of USI, dated as of the Closing Date, addressed to Sunbeam and Sellers substantially to the effect set forth in Exhibit C hereto;

                      (5) The certificates described in Section 7.E(l) and (2); and

                      (6) Such other documents as are reasonably requested by counsel for Sellers.

               9.     TAX RETURNS; BULK TRANSFER LAWS.

                      Buyer agrees to waive compliance by Sellers with the requirements of any applicable Bulk Sales Act or Bulk Transfers Act.

               10.    SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

               Except with respect to Section 11.E herein, and notwithstanding any investigation made by or on behalf of Buyer, all representations and warranties contained in this Agreement by any party to this Agreement and in any contract, certificate or other instrument delivered by or on behalf of any party pursuant to this Agreement shall survive the Closing for a period of eighteen
(18) months following the Closing Date, and any claims relating thereto must be asserted in writing prior to the expiration of such eighteen (18) month period; in the event that notice of any claim for indemnification is given within such eighteen (18) month period, the representations and warranties that are subject of such indemnification claim shall survive until such time as such claim is finally resolved.

               11.    INDEMNIFICATION.

               A.     REMEDIES.

               (1) Subject to the limitations set forth in Section 11.D, Sellers shall defend and indemnify Buyer and its directors, officers, shareholders and other affiliates, and attorneys and agents ("BUYER INDEMNIFIED PARTIES"), and hold the Buyer Indemnified Parties harmless and reimburse the Buyer Indemnified Parties for any and all claims, suits, actions, losses, liabilities, damages, demands, orders or directives of an administrative agency, regulatory authority or court having jurisdiction over such matters (an "ENVIRONMENTAL AUTHORITY"), judgments, settlements (including, without limitation, fines, penalties, and criminal or civil judgements and settlements), costs (including, without limitation, costs of investigation or remediation of Hazardous Substances, damage to natural resources and court costs) and expenses (including, without limitation, attorneys' and accountants' fees) (hereinafter "LOSS" or "LOSSES") suffered or incurred by the Buyer Indemnified Parties, and successors or assigns thereto as a result of, or with respect to:

                             (a) Subject to Section 10, any breach or inaccuracy
               of any representation or warranty of Sellers set forth in Section 5 or in any other agreement or certificate executed by Sellers in connection herewith, including the Ancillary Agreements;

                             (b) Any breach of or noncompliance by Sellers with
               any covenant or agreement of Sellers contained in this Agreement or in any agreement executed by Sellers in connection herewith, including the Ancillary Agreements;

                             (c) Any liability arising out of the operation of
               the Business before the Closing Date other than the Assumed Liabilities, whether or not relating to the Business or the Assets including, without limitation, all liabilities for damage or injury to person or property arising on account of any products identifiable (determined as provided in Section 27.H) as manufactured by Sellers before the Closing Date, regardless of when sold and based on any theory of liability, including product warranty, and any liability relating to the Sunbeam Guaranties;

                             (d) Operation of the Business or use of the Real
               Property or Leased Premises prior to Closing pertaining to (i) the investigation, remediation or cleanup of any Hazardous Material(s) required by any Environmental Law as of the Closing Date and located at, on, in or under the Real Property, the Leased Premises or property affected by the migration of Hazardous Material(s) from the Real Property or Leased Premises ("REAL ESTATE MATTER"), (ii) fines, penalties or corrective action required to bring operations at the Real Property or Leased Premises into compliance, in all material respects, with any Environmental Law as of the Closing Date ("COMPLIANCE MATTER") and (iii) the transportation treatment and handling, recycling, sale or offsite disposal, of Hazardous Materials generated or otherwise used (A) by Seller with respect to the Business, or (B) by Seller at the Real Property or Leased Premises;

                             (e) Correction, investigation or remediation of
               material violations of any Environmental Laws which are identified as a consequence of any environmental regulatory audits performed by Buyer prior to the Closing Date at the Real Property and Leased Premises (the "ENVIRONMENTAL AUDITS");

                             (f) Any liability arising out of warranty claims
               (other than personal injury claims) asserted prior to the fourth anniversary of the Closing Date with respect to Products manufactured by Seller prior to the Closing Date, regardless of when sold;

                             (g) Any bulk sales provision contained in the Uniform Commercial Code applicable to the transactions contemplated hereby; and

                             (h) Any and all actions, suits, directives, orders
               or notices of violation issued by any Environmental Authority, proceedings, claims, demands, assessments or judgments incident to any of the foregoing.

                      (2) Subject to the limitations set forth in Section 11.D, Buyer shall defend and indemnify Sellers and their directors, officers, shareholders and other affiliates, and attorneys and agents ("SELLER INDEMNIFIED PARTIES"), and hold the Seller Indemnified Parties harmless and reimburse the Seller Indemnified Parties for any and all Losses suffered or incurred by the Seller Indemnified Parties or any successors or assigns thereto as a result of, or with respect to:

                             (a) Subject to Section 10, any breach or material
               inaccuracy of any representation or warranty of Buyer set forth in Section 6 or in any other agreement or certificate executed by Buyer in connection herewith, including the Ancillary Agreements;

                             (b) Any breach of or material noncompliance by
               Buyer with any covenant or agreement of Buyer contained in this Agreement or in any other agreement executed by Buyer in connection herewith, including the Ancillary Agreements;

                             (c)    The Assumed Liabilities;

                             (d) The liabilities described in Exhibit B with respect to the closure of the Murfreesboro, Tennessee facility by Sellers;

                             (e) Except to the extent Sellers are obligated to
               indemnify the Buyer Indemnified Parties pursuant to Section 11.A(1), the operation of the Business by Buyer after the Closing Date; and

                             (f) Any and all actions, suits, proceedings,
               claims, demands, assessments and judgments incident to any of the foregoing.

               B. THIRD-PARTY CLAIMS. (1) Any party entitled to indemnification hereunder ("INDEMNITEE") receiving notice of any third-party claim upon which indemnification may be sought hereunder shall promptly give written notice of the same to the party who is required to pay indemnification ("INDEMNITOR"), including a brief description of the claim and, where practicable, an estimate of the amount thereof. The Indemnitor shall, within ten (10) days after receipt of such notice, notify the Indemnitee as to whether the Indemnitor desires to contest the same. If the Indemnitor shall decline to contest the claim or shall fail to respond to such notice, the Indemnitee shall have the right to undertake the defense, compromise or settlement of the same (in its sole discretion) on behalf of and for the account and risk of the Indemnitor. If the Indemnitor (a) so notifies the Indemnitee that the claim is to be contested, (b) agrees in writing to be responsible for all judgments, damages, settlements, awards and other liabilities that may arise therefrom, regardless of any limitation that may apply to the obligations of the Indemnitor herein or otherwise, or any time limits that may apply to the Indemnitee's right to obtain indemnity, and (c) provides the Indemnitee with adequate security and assurance of the Indemnitor's ability to satisfy the same, then the Indemnitor shall be entitled to control the defense thereof by counsel of its own selection and at its own expense. Each party shall give the other party all information and assistance which the latter may reasonably request in defending any matter hereunder.

                      (2) Response to any Loss or potential Loss which pertains to those matters identified as a material violation of an Environmental Law which requires corrective action as set forth in the Environmental Audits, a Real Estate Matter or Compliance Matter, shall be managed by the Buyer Indemnified Parties who shall be obligated to (i) provide Sellers with prompt written notice ("ENVIRONMENTAL CLAIM NOTICE") of each such loss for which an indemnification is claimed hereunder, (ii) provide Sellers with copies of any documents transmitted to or from any governmental entities regarding each such Loss, (iii) use commercially reasonable and cost-effective methods of satisfying the requirements of any applicable Environmental Laws, and (iv) provide Seller with true copies of invoices or other charges associated with each such Loss, which invoices shall be promptly paid by Seller in accordance with Paragraph B(3) of this Section 11. Within ten (10) days following receipt of any Environmental Claim Notice, Seller shall notify Buyer of its intent, if any, to participate in the selection of the manner, scope or detail of any remedial actions, investigations or related response actions (collectively "Environmental Response Actions"). Buyer intends to undertake in order to address any Real Estate Matter, Compliance Matter or those matters identified as a material violation of any Environmental Law which requires correction in any Environmental Audits. If Seller chooses to participate in any such Environmental Response Action, Buyer will allow Seller to consult in, contribute to or otherwise provide meaningful input to the actions required to be undertaken by Buyer. Buyer, however, will have final control over the method, scope, nature and detail of all Environmental Response Actions, PROVIDED, HOWEVER, that such actions shall be commercially reasonable and cost-effective, and PROVIDED FURTHER, that with respect to any matter identified as a material violation of an Environmental Law which requires corrective action identified in the Environmental Audits, Seller shall be given the opportunity to correct such matters prior to the Closing Date.

                      (3) All invoices or other costs associated with any Environmental Response Action shall be paid by Buyer, who will be reimbursed by Seller for 85% of the full amount of each such invoice or cost within thirty days of Seller's receipt of same.

               C. EXCLUSIVITY. The provisions of this Section 11 shall provide the sole and exclusive remedy with respect to any of the matters referred to herein or in any certificate or document delivered pursuant hereto.

               D. LIMITATIONS ON INDEMNITY. Notwithstanding anything to the contrary in this Section 11 and other than with respect to Section 11.E hereof, Seller and Buyer agree as follows:

                      (1) Payments by the Indemnitor pursuant to this Section 11 shall be limited to the amount of any Losses that remain after deducting therefrom any tax benefit to the Indemnitee and any insurance proceeds received by Indemnitee. A tax benefit will be considered to be recognized by the Indemnitee for purposes of this Section 11.D in the tax period in which the indemnity payment occurs;

                      (2) With respect to any indemnification pursuant to paragraph A(1)(a) or A(2)(a) of this Section 11, no Indemnitor will have any obligation to indemnify any Indemnitee pursuant to this Section 11 unless and until the aggregate of all Losses of the Indemnitee on account of such breaches exceeds $1 million, in which case the Indemnitor will then be obligated to indemnify the Indemnitee for all such Losses except the first $250,000, and (ii) the total obligation of either Sellers or Buyer under this Section 11 with respect to such matters shall not exceed $32.5 million, PROVIDED, that the limitations contained in this Section 11.D(2) shall not apply to Sellers' obligation to indemnify Buyer for any breach or inaccuracy of any representation or warranty of Seller set forth in Section 5.H, 5.P or 5.R.

                      (3) As conditions precedent to the obligation of the Seller to defend and indemnify the Buyer Indemnified Parties with respect to any Loss which pertains to those matters identified as a material violation of an Environmental Law which requires corrective action identified in the Environmental Audits, a Real Estate Matter or Compliance Matter, the Buyer Indemnified Parties shall not, other than as required by applicable law and upon as much prior written notice to the Sellers as may be practicable in the circumstances, communicate, directly or indirectly, orally or in writing, with any Environmental Authority. The foregoing shall not be construed to require prior Notice to Seller of regular communications with

        Environmental Authorities required to operate the Business pursuant to applicable Environmental Laws.

                      (4) With respect to the Environmental Audits referred to in Section 11.A(1)(e) above, such Environmental Audits shall be conducted pursuant to a License Agreement to be executed by the parties.

                      (5) The indemnification obligations set forth in this
        Section 11, as it pertains to environmental matters, including but not limited to those arising under Section 11.A(1)(a), (d) or (e), shall expire on the tenth (10th) anniversary of the Closing Date.

               E. ERISA INDEMNIFICATION. Sellers shall indemnify and hold harmless Buyer in respect of any and all Losses resulting from or relating to each of the following:

                      (1) any Plan and any other "employee benefit plan" within the meaning of Section 3(3) of ERISA maintained by Sellers or any trade or business (whether or not incorporated) under control or treated as a single employer with Sellers under Section 414(b), (c), (m) or (o) of the Code ("ERISA AFFILIATE") or to which Sellers or any ERISA Affiliate contributed or is obligated to contribute thereunder, including any multiemployer plan, including any liability (i) to the PBGC under Title IV of ERISA; (ii) relating to a multiemployer plan; (iii) with respect to non-compliance with the notice and benefit continuation requirements of COBRA; (iv) with respect to any non-compliance with ERISA or any other applicable laws; or (v) with respect to any suit, proceeding or claim which is brought against Buyer;

                      (2) the employment, termination of employment, including a constructive termination, or failure to employ by Sellers of any individual (including, but not limited to, any employee of Sellers engaged in the operations of the Business) attributable to any actions or inactions prior to the Closing Date, including, without limitation, with respect to any liabilities arising under WARN; and

                      (3) any claims by any employee of Sellers engaged in the operations of the Business for workers compensation and medical benefits relating to such workers compensation incurred after the Closing to the extent the same relate to an injury or illness originating prior to the Closing.

               Indemnification under this Section 11.E shall not be subject to any deductible or cap, and this indemnification provision shall survive until the period in which it is no longer possible for an employee or a third party to bring a claim relating to the matters covered in this Section 11.E under the applicable statute of limitations period.

               12. PUBLIC ANNOUNCEMENTS. Prior to the Closing Date, neither Sunbeam or any Seller nor USI or Buyer shall, without the prior written approval of the other party, make any press release or other public announcement concerning the transactions contemplated by this Agreement, except (1) Sunbeam and USI shall prepare mutually agreeable press releases after the signing of this Agreement, and each of Sunbeam and USI shall issue its respective press release at a mutually agreeable time, (2) Sunbeam and USI shall prepare a mutually agreeable notice to the employees of the Business concerning this Agreement, and Sunbeam and USI shall deliver the notice to the employees at a mutually agreeable time, and (3) to the extent that either party shall be so obligated by law as advised in writing by counsel, in which case the other party shall be so advised and the parties shall use their best efforts to cause a mutually agreeable release or announcement to be issued. Except as provided in this Section 12, prior to the Closing Date, Sunbeam or any Seller and USI or Buyer may disclose information with respect to the transaction contemplated hereby to their respective employees, agents, consultants and third parties only to the extent such persons have a need to know such information.

               13.    PRORATIONS AND ADJUSTMENTS.

               A. EXPENSES. To the extent, if any, that wages, current rents, security deposits, contract deposits, or advance payments, property and payroll taxes, assessments, utility charges, insurance premiums, employee benefits constituting Assumed Liabilities and any other prepaid or deferred expenses relate to the Assets purchased hereunder, they shall be prorated or reimbursed, as the case may be, as of the Closing Date, subject in the case of taxes to the provisions of Section 27.D. Sellers shall receive all revenues and shall be responsible for all expenses and liabilities, including any and all tax payments, allocable to the period prior to such date (except for the Assumed Liabilities), including payments due prior to such date under such prorated contracts, and Buyer shall receive all revenues and shall, to the extent agreed hereunder, be responsible for all expenses and liabilities, including any and all tax payments, allocable to the period subsequent to such date.

               B. TIME OF PRORATIONS AND ADJUSTMENTS. The prorations and adjustments contemplated by this Section, to the extent practicable, shall be made on and as of the Closing Date. As to those prorations and adjustments not capable of being ascertained on such date, any adjustment and proration shall be made within ninety (90) calendar days of the Closing Date, subject in the case of taxes to the provisions of Section 27.D.

               14.    RECORDS; ACCESS TO INFORMATION.

               A. Sellers shall grant access to Buyer during normal business hours on reasonable prior request, any books and records not transferred to Buyer pursuant to this Agreement that in any manner relate to the Business, the Assets or Assumed Liabilities, and permit Buyer to make copies of the same. All books and records relating to the Business shall be retained for the applicable periods stated in the record retention policy attached as SCHEDULE 14.A hereto; provided, however, that upon the written request of the other party, the party in possession of such books and records shall retain any books and records specified in such request for any reasonable period specified in such request that is longer than the applicable period stated in SCHEDULE 14.A.

               B. In order to facilitate the resolution of any governmental investigation or inquiry or of any claims made by or against or incurred by Sellers prior to or after the Closing, or for other legitimate business reasons, upon reasonable notice, Buyer shall, after the Closing: (i) afford the officers, employees and authorized agents and representatives of Sellers reasonable access, during normal business hours, to the offices, properties, books and records of Buyer with respect to the Business or the Assets, (ii) furnish to the officers, employees and authorized agents and representatives of Sellers such additional financial and other information regarding the Business or the Assets as Sellers may from time to time reasonably request and (iii) make available to Sellers, the employees of Buyer whose assistance, testimony or presence is necessary to assist Sellers in evaluating any such claims and in defending such claims, including the presence of such persons as witnesses in hearings or trials for such purposes; PROVIDED, HOWEVER, that such investigation shall not unreasonably interfere with the businesses or operations of Buyer or any of its affiliates or subsidiaries; PROVIDED FURTHER, HOWEVER, that Buyer shall not be obligated to disclose any information which it holds under a legally binding obligation of confidentiality or which is protected by any privilege.

               In order to facilitate the resolution of any claims made by or against or incurred by Buyer after the Closing or for other legitimate business reasons, upon reasonable notice, Sellers shall, after the Closing: (i) afford the officers, employees and authorized agents and representatives of Buyer reasonable access, during normal business hours, to the offices, properties, books and records of Sellers with respect to the Business or the Assets for the period prior to the Closing Date, (ii) furnish to the officers, employees and authorized agents and representatives of Buyer such additional financial and other information regarding the Business and the Assets for the period prior to the Closing Date as Buyer may from time to time reasonably request and (iii) make available to Buyer, the employees of Buyer whose assistance, testimony or presence is necessary to assist Buyer in evaluating any such claims and in defending such claims, including the presence of such persons as witnesses in hearings or trials for such purposes; PROVIDED, HOWEVER, that such investigation shall not unreasonably interfere with the businesses or operations of Sellers or any of their affiliates or subsidiaries; PROVIDED FURTHER, HOWEVER, that Sellers shall not be obligated to disclose any information that it holds under a legally binding obligation of confidentiality or which is protected by any privilege.

               C. Notwithstanding anything to the contrary in Section 14.A, Sellers and Buyer shall (i) each provide the other with such assistance as may reasonably be requested by either of them in connection with the preparation of any tax return ("RETURN"), audit or other examination by any taxing authority or judicial or administration proceedings relating to liability for any federal, state, local or foreign taxes, and in connection with the compliance by either of them with the IRS record retention program, (ii) each retain and provide the other, and Sellers shall retain and provide Buyer, with any pre-Closing records or other information which may be relevant to such Return, audit or examination, proceeding or determination, and (iii) each provide the other with any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any Return of the other for any period. Without limiting the generality of the foregoing, Buyer and Sellers shall retain, until the applicable statute of limitations (including any extensions) have expired, copies of all Returns, supporting work schedules and other records or information which may be relevant to such returns for all tax periods or portions thereof ending before or including the Closing Date and shall not destroy or otherwise dispose of any such records without first providing the other party with a reasonable opportunity to review and copy the same.

               15.    NOTICES.

               All notices, requests, consents, and other communications under this Agreement shall be in writing and shall be mailed by first class, registered, or certified mail, postage prepaid, or sent via overnight courier service, or sent by confirmed facsimile, or delivered personally:

               If to Buyer, to:

               U.S. Industries, Inc.
               101 Wood Avenue South
               Iselin, New Jersey  08830
               Attention:  General Counsel
               Facsimile:  908-767-2208

               If to Sellers, to:

               Sunbeam Products, Inc.
               Suite 200
               1615 South Congress Avenue
               Delray Beach, Florida  33445
               Attention:  Janet G. Kelley
               Facsimile:  561-243-2105

or to such other address of which the addressee shall have notified the sender in writing. Notices mailed in accordance with this section shall be deemed given when mailed, and notices sent by overnight courier service shall be deemed given when placed in the hands of a representative of such service.

               16.    THIRD PARTY RIGHTS.

               It is the intention of the parties that nothing in this Agreement shall be deemed to create any right with respect to any person or entity not a party to this Agreement.

               17.    PARTIES IN INTEREST; ASSIGNMENT.

               All covenants and agreements contained in this Agreement by or on behalf of either of the parties to this Agreement shall bind and inure to the benefit of their respective successors and assigns, whether so expressed or not. No party to this Agreement may assign its rights or delegate its obligations under this Agreement to any other person or entity without the express prior written consent of the other party, except that Buyer may assign its rights and delegate its obligations to a subsidiary or affiliated corporation of Buyer, provided that such assignment and delegation shall not relieve Buyer of its obligations under this Agreement.

               18.    CONSTRUCTION; GOVERNING LAW.

               The section headings contained in this Agreement are inserted as a matter of convenience and shall not affect in any way the construction of the terms of this Agreement. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware.

               19.    ENTIRE AGREEMENT; AMENDMENT AND WAIVER.

               This Agreement, including the Schedules hereto, constitutes and contains the entire Agreement between the parties hereto with respect to the transactions contemplated hereby and supersedes any prior writing by the parties. The parties may, by mutual agreement in writing, amend this Agreement in any respect, and any party, as to such party, may in writing (1) extend the time for the performance of any obligations of any other party; (2) waive any inaccuracies in representations and warranties by any other party, or; (3) waive performance of any obligations by any other party; and (4) waive the fulfillment of any condition that is precedent to the performance by such party of any of its obligations hereunder. No such waiver shall be deemed to constitute the waiver of any other breach of the same or of any other term or condition of this Agreement. Any such amendment or waiver must be signed by an officer of the parties or party to such amendment or waiver.

               20.    SEVERABILITY.

               The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the remaining provisions.

               21.    COUNTERPARTS.

               This Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one party but all of which taken together shall constitute one and the same Agreement.

               22.    EXPENSES.

               Each party to this Agreement shall pay any and all fees and expenses that such party may incur in connection with the transactions contemplated by this Agreement except as otherwise provided pursuant to that certain letter agreement, dated January 23, 1997, between Sunbeam Products, Inc. and Buyer.

               23.    FURTHER ASSURANCES.

               At and after the date hereof, Buyer and the Sunbeam Transferors will, without further consideration, promptly execute and deliver such other instruments and documents and do all other acts and things as the other party or parties may reasonably request in order to effect or confirm the transactions or obtain the benefits contemplated by this Agreement. Buyer shall allow Sellers access to, and otherwise cooperate with Sellers with respect to, the assets retained by Sellers following the Closing Date. Buyer shall use its reasonable commercial efforts to arrange for release or replacement of guarantees of Sellers relating to the Assumed Liabilities which are in effect on the Closing Date. In the event Buyer is unable to cause such guarantees to be released or replaced, Buyer shall reimburse Sellers for all amounts, costs and expenses reasonably paid or incurred by Sellers with respect thereto.

               24.    SCHEDULES.

               The Schedules attached to this Agreement, including and any supplements to such Schedules made by Sellers after the date of this Agreement as provided in Section 7.B(6), and the Disclosure Schedule delivered by Sellers, including any supplements to such Disclosure Schedule constitute a part of this Agreement and are incorporated herein by reference in their entirety as if fully set forth in this Agreement at the point where first mentioned. Notwithstanding the foregoing, any supplements to such Schedules made by Sellers after the date of this Agreement shall not be deemed to modify any representation or warranty set forth herein for purposes of Section 7.E(1) (it being understood that such supplements shall modify the representations and warranties set forth herein for all purposes following the Closing Date). The disclosure of any matter in any schedule to this Agreement shall expressly not be deemed to constitute an admission by any Sunbeam Transferor or to otherwise create a presumption that any such matter is material for the purposes of this Agreement or any other purpose.

               25.    GUARANTY BY SUNBEAM.

               By joining in this Agreement, Sunbeam guarantees to Buyer the full and prompt payment and performance by Sellers of all of Sellers' covenants and obligations under this Agreement and the Ancillary Agreements, including payment of any indemnification. If Sellers do not perform a covenant or obligation under this Agreement or any Ancillary Agreement, Sunbeam shall promptly perform the covenant or obligation. This guaranty is an absolute, irrevocable, primary, continuing, unconditional, and unlimited guaranty of performance and payment, and is not a guaranty of collection. This guaranty shall remain in full force and effect (and shall remain in effect notwithstanding any amendment to this Agreement) until all of Sellers' obligations under this Agreement and all Ancillary Agreements have been paid, observed, performed or discharged in full. Sunbeam has full capacity, power and authority to enter into this Agreement and to carry out the covenants and agreements specifically made by Sellers in this Agreement, and this Agreement is binding on Sunbeam and enforceable against Sunbeam in accordance with the terms of this Agreement.

               26.    GUARANTY BY USI.

               By joining in this Agreement, USI guarantees to Sellers the full and prompt payment and performance by Buyer of all of Buyer's covenants and obligations under this Agreement and the Ancillary Agreements, including payment of any indemnification. If Buyer does not perform a covenant or obligation under this Agreement or any Ancillary Agreement, USI shall promptly perform the covenant or obligation. This guaranty is an absolute, irrevocable, primary, continuing, unconditional, and unlimited guaranty of performance and payment, and is not a guaranty of collection. This guaranty shall remain in full force and effect (and shall remain in effect notwithstanding any amendment to this Agreement) until all of Buyer's obligations under this Agreement and all Ancillary Agreements have been paid, observed, performed or discharged in full. USI has full capacity, power and authority to enter into this Agreement and to carry out the covenants and agreements specifically made by Buyer in this Agreement, and this Agreement is binding on USI and enforceable against USI in accordance with the terms of this Agreement.

               27.    POST-CLOSING MATTERS.

               A.     EMPLOYMENT.

                      (1) Buyer shall offer employment, effective upon the Closing Date, to all the persons actively employed by Sellers and engaged in the Business as of the Closing Date, except those engaged in the Business at the Murfreesboro, Tennessee facility (other than those Murfreesboro employees described on Exhibit B hereto, who shall be offered employment). In addition, Buyer shall offer employment to those persons employed by Sellers and engaged in the Business, except those engaged in the Business at the Murfreesboro, Tennessee facility (other than those Murfreesboro employees described on Exhibit B hereto, who shall be offered employment) who are inactive as of the Closing Date (collectively with the active employees referred to above, the "EMPLOYEES") in accordance with its standard hiring procedures, subject to the following conditions: (i) if on medical leave, such individual is released by his or her physician to return to active employment, (ii) such individual actually reports for active employment with Buyer immediately upon (a) the end of the approved leave of absence pursuant to the Family Medical and Leave Act or (b) such medical release and
        (iii) the facility of the Business such person is employed with is then operating; and PROVIDED, HOWEVER, no individual shall be offered employment under this provision after six (6) months from the Closing Date or after the expiration of any applicable federal or state law period, if later. Sellers shall retain liability and responsibility for any benefits in accordance with the Plans with respect to such inactive employees until, and if, any such employee shall be employed by Buyer. Those Employees who accept such offer of employment by Buyer are herein referred to as "TRANSFERRED EMPLOYEES." With respect to Employees, Buyer agrees to make such offers of employment, which shall include compensation rates that are no less than those provided by Sellers, as of the Closing Date, and Buyer shall provide to the Transferred Employees as of the Closing Date (a) employee benefit plans, programs or arrangements, including, but not limited to, a severance plan, reasonably equivalent in the aggregate to those maintained by Sellers with respect to the Business on the date of Closing for the benefit of Employees, as listed on SCHEDULE 27.A(1) hereto, or (b) at Buyer's option, a benefit plan consisting of plans, programs and arrangements, including but not limited to, a severance plan, of equal or greater total benefit in the aggregate for all Employees, it being understood that Buyer shall have the right to amend or terminate any and all such plans, programs and arrangements. With respect to the Employees named on SCHEDULE 27.A(2), Buyer shall not terminate the employment of such Employees for a term of six (6) months following the Closing Date, except for cause (it being understood that any cessation of employment following a diminution in or a relocation of duties shall not be deemed to be a constructive termination not for cause by Buyer).

                      (2) Buyer shall indemnify and hold harmless Sellers from any and all claims by such Employees for damages resulting from an employment decision made by Buyer with respect to such Employees, including, without limitation, with respect to any liabilities arising under WARN or the Family Medical and Leave Act, and from any and all costs (including counsel fees) associated with defending same.

                      (3) Sellers and Buyer agree that Buyer has purchased substantially all the property used in Sellers' trade or business, and in connection therewith, Buyer shall employ individuals who immediately before the Closing Date were employed in such trade or business by Sellers. Accordingly, pursuant to Rev. Proc. 84-77, provided that Sellers provide Buyer with all necessary payroll records for the calendar year which includes the Closing Date, Buyer shall furnish a Form W-2 to each employee employed by Buyer who had been employed by Sellers disclosing all wages and other compensation paid for such calendar year, and taxes withheld therefrom, and Sellers shall be relieved of the responsibility to do so.

               B. VACATIONS, SICK DAYS AND HOLIDAYS. As of the Closing Date, Buyer shall adopt, at its expense, vacation, sick day and holiday plans for Transferred Employees to succeed Sellers' vacation, sick day and holiday plans. For the remainder of the calendar year in which the Closing occurs, such plans shall be equal to and in place of what Sellers would have provided to such Transferred Employees. Thereafter, such plans shall be equal to the plans that Buyer generally provides for its employees except that such plans shall provide vacation, sick day and holidays to each eligible Transferred Employee on the basis of his or her continuous service with Sellers and Buyer. As of the Closing Date, Sellers shall provide Buyer with a list of their employees engaged in the Business and their vacations and sick days for the remainder of the year in which the Closing occurs.

               C. NO THIRD PARTY BENEFICIARIES. No provision contained in Sections 27.A or 27.B above shall create any third party beneficiary or other rights in any employee or former employee of Sellers (or any beneficiary or dependent thereof) in respect of continued employment or resumed employment with either Buyer or the Business and no provision of said Sections 27.A or 27.B shall create any such rights in any such persons in respect of any benefits that may be provided under any employee benefit plan or arrangement that may be established by Buyer.

               D.     CERTAIN TAX MATTERS.

                      (1) All transfer, sales, use, recording, stamp and other similar transaction taxes ("TRANSACTION TAXES") imposed upon or incurred by either of the parties hereto in connection with this Agreement and the transactions contemplated hereby shall be shared equally by the Sunbeam Transferors, on the one hand, and the Buyer, on the other hand. Sellers and Buyer shall jointly prepare and file, or cause to be prepared and filed, all necessary Transaction Tax returns and other documents with respect to all Transaction Taxes, and each party shall bear its own expense in a connection therewith. Sellers and Buyer agree to cooperate in any endeavor to effect a reduction in any such Transaction Taxes, and shall provide each other with all applicable exemption certificates associated with any Transaction Taxes on or prior to the Closing Date.

                      (2) Notwithstanding anything contained herein to the contrary, all property taxes, personal property taxes and similar ad valorem obligations (including, without limitation, any such taxes which Sellers are contractually obligated to pay under any lease agreement) in respect of the Assets that relate to periods beginning prior to the Closing Date and ending after the Closing Date ("STRADDLE PERIODS") shall be prorated in accordance with the rules provided in Section 164(d) of the Code. Sellers shall prepare and file, or shall cause to be prepared and filed, on a timely basis, all Straddle Period tax returns, to the extent a return is required. Sellers shall provide each such Straddle Period tax return to Buyer for its review and consent not less than ten (10) business days in advance of the due date thereof, or shall give written notice to Buyer of the amount due if a return is not required, and, upon Buyer's review and consent to the amount thereof, Buyer shall pay to Sellers its prorated portion of the tax shown to be due on each such return or in such notice not less than five (5) business days before the due date of such payment.

                      (3) Except as provided in Sections 27.D(1) and (2) above,
        (x) Sellers shall be responsible for and shall pay any and all taxes with respect to the Business related to all periods prior to (and up to and including) the close of business on the Closing Date, and (y) Buyer shall be responsible for and shall pay any and all taxes with respect to the Business relating to all periods after the close of business on the Closing Date.

               E.     ACCOUNTS; PRODUCT RETURNS.

                      (1) (a) In the event that accounts receivable of the Business which are Excluded Assets are collected by the Business or Buyer, Buyer shall pay, within ten (10) days following the end of each calendar month with respect to amounts received and identified, any and all such accounts receivable to Sellers.

                      (b) In the event that accounts receivable of the Business which are not Excluded Assets are collected by Sellers, Sellers shall pay, within ten (10) days following the end of each calendar month with respect to amounts received and identified, any and all such accounts receivable to Buyer. In the event that accounts payable of the Business which are not Assumed Liabilities are paid by Buyer, Sellers shall reimburse, within ten (10) days following the end of each calendar month, any and all such amounts paid to Buyer.

                      (2) With respect to accounts receivable of the Business which are Excluded Assets, Sellers will utilize collection practices and procedures which are consistent with those utilized in the other businesses of Sellers in the ordinary course of such businesses with respect to accounts of the same status.

                      (3) All offsets or charges (including without limitation those relating to volume rebates and cooperative advertising) against any accounts receivable of the Business by customers, which are allocable to sales of the Business from January 1, 1997 until September 30, 1997, except any such offsets or charges relating to the Sunbeam Guaranties, shall be borne two-thirds by Buyer (up to a maximum of $2.5 million) and one-third by Sellers. Notwithstanding the foregoing, offsets or charges directly attributable to sales made by Sellers or Buyer, respectively, shall be borne by Sellers or Buyer, respectively. All offsets or charges relating to the Sunbeam Guaranties shall be fully directly attributable to sales made by Sellers for purposes of this Agreement. Sellers or Buyer, respectively, shall reimburse to the other party, by October 10, 1997, the amount attributable to Sellers or Buyer, respectively, pursuant to this Section 27.E(3). Until September 30, 1997, Buyer shall offer programs involving volume rebates and cooperative advertising substantially in accordance with the past practices of Sellers, which practices are described on
        SCHEDULE 27.E(3), unless Sellers otherwise consent.

                      (4) In the event that non-defective Products manufactured and sold prior to the Closing Date are returned to the Business or Buyer for any reason whatsoever (such Products being "SELLER NDRS"), Buyer agrees to process return authorizations for such Seller NDRs in accordance with Sellers' ordinary course practices as in effect prior to the Closing Date. Buyer shall pay to Sunbeam Products sixty percent (60%) of the standard cost, as of the Closing Date, of such Seller NDRs to the extent Sellers have a related offset to their accounts receivable. Promptly upon their receipt of such payment, Sellers shall release the entire claim relating to such Seller NDRs against the appropriate account debtor. In the event that Buyer has an offset to its accounts receivable relating to Seller NDRs, Sellers shall pay to Buyer the amount of such offset minus sixty percent (60%) of the standard cost, as of the Closing Date, of such Seller NDRs. Buyer shall present Sunbeam Products with a statement of charges and related reimbursement obligations on a monthly basis (when applicable). Sellers shall have the right of reasonable access, with prior notice, to Buyer's books and records relating to the calculation of reimbursements for the Seller NDRs.

                      (5) (a) In the event that Products manufactured and sold by the Business after the Closing Date are returned to any Seller, Sellers agree to promptly forward all such returned Products to Buyer, at Buyer's expense.

                      (b) In the event that any item not constituting a Product included in the Assets is returned to Buyer, Buyer agrees to promptly forward all such returned items to Seller, at Seller's expense.

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                      (6) For a period of four (4) years following the Closing
        Date, Buyer shall process warranty return authorizations in accordance with the past practices of Sellers, which practices are described on
        SCHEDULE 27.E(6), unless Sellers otherwise consent. Sellers shall have the right of reasonable access, with prior notice, to Buyer's books and records relating to the processing of warranty return authorizations during such four (4) year period.

               F. CONFIDENTIALITY AND NO-HIRE. The terms of the letter agreement dated as of November 12, 1996 (the "CONFIDENTIALITY AGREEMENT") between Sunbeam Products and USI are hereby incorporated by reference and shall continue in full force and effect until the Closing. Sellers shall not, and shall not permit any of their affiliates to, knowingly provide or make available, directly or indirectly, any confidential or proprietary information used primarily in the Business to any third party. Sellers shall cooperate with Buyer in any efforts by Buyer to enforce any non-disclosure or confidentiality agreements included in the Assumed Contracts, including without limitation any confidentiality agreements with employees or agents of Sellers and with any prospective purchasers of the Business. If any confidentiality or nondisclosure agreements of Sellers relating to the Business are, by their terms, non-assignable, Seller shall, at the request of Buyer, take all actions reasonably requested by Buyer to enforce such agreement. Buyer hereby agrees that for a period of two (2) years from the Closing Date, Buyer will (i) keep confidential and not disclose to others any information provided to it by Sellers and not related to the Business, and (ii) except as provided in Section 27.A(1), not hire any of the management or other employees of Seller without obtaining prior written consent of Sellers, which consent may be withheld in the sole discretion of Sellers. Sellers shall not, and shall not permit any of their affiliates to, hire, offer to hire, or solicit for employment any person who has been an employee of Buyer engaged in the Business and is listed on SCHEDULE 27.F, without the consent of Buyer, until such person has been separated from employment by Buyer for at least one (1) year, except in the event that such person's employment was terminated at the sole election of Buyer or a different subsidiary of USI.

               G. NON-COMPETITION. For a period of five (5) years from the Closing Date, neither Sellers nor any of their affiliates will directly or indirectly engage in any Competitive Activities (as hereinafter defined). The term "COMPETITIVE ACTIVITIES" shall mean:

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                             (i) engage in, continue in or carry on any business
               which competes with the Business or is substantially similar thereto, including owning or controlling any financial interest in any corporation, partnership, firm or other form of business organization which is so engaged; PROVIDED, HOWEVER, that nothing herein shall prohibit (i) the acquisition by any Seller or any of its affiliates of a diversified company having not more than 30% of its sales (based on its most recent annual financial statements) attributable to the marketing, production or sale of products which compete directly with those sold by the Business, PROVIDED, that if the annual sales so attributable exceed $35 million, Buyer will cause such sales to not exceed $35 million within 18 months; or (ii) the acquisition of any Seller or any of its affiliates by a company (A) having not more than 20% of its sales (based on its most recent annual financial statements) attributable to the marketing, production or sale of products which compete directly with those sold by the Business or (B) with respect to which such competing business units are divested within 18 months so that such Seller or affiliate could comply with clause (ii)(A) hereof; and PROVIDED FURTHER that ownership by any Seller or any affiliate of securities having no more than 5% of the outstanding voting power of a company listed on any national securities exchange or traded actively in the national over the counter market shall not be deemed a violation of this
               Section 27.G.

                             (ii) consult with, advise or assist, whether or not
               for consideration, any corporation, partnership, firm or other business organization which is now or becomes a competitor of Buyer in any aspect with respect to the Business if such advice, consultation or assistance relates to such competitor's activities in relation to the Business, including, but not limited to, promoting or otherwise endorsing the products of any such competitor; soliciting customers or otherwise serving as an intermediary for any such competitor; lending money or rendering any other form of financial assistance to or engaging in any form of business transaction on other than an arm's length basis with any such competitor; or

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                             (iii) engage in any practice, the purpose of which
               is to evade the provisions of this covenant not to compete.

               The parties agree that the geographic scope of this covenant not to compete shall extend throughout North America. In the event a court of competent jurisdiction determines that the provisions of this covenant not to compete are excessively broad as to duration, geographical scope or activity, it is expressly agreed that this covenant not to compete shall be construed so that the remaining provisions shall not be affected, but shall remain in full force and effect, and any such over-broad provision shall be deemed, without further action on the part of any person, to be modified, amended and/or limited, but only to the extent necessary to render the same valid and enforceable in such jurisdiction.

               H. PRODUCT MARKING; BURDEN OF PROOF. Buyer shall stamp or otherwise mark all Products manufactured by Buyer after the Closing Date so as to enable such Products to be distinguished from Products manufactured by or for Sellers prior to the Closing Date. After Closing, Buyer shall promptly provide an officer's certificate to Sellers certifying that Buyer has complied with this
Section 27.H, which certificate shall be accompanied by an example or examples of the stamps or other marks applied to such Products by Buyer. Buyer shall mark such Products in accordance with the methods set forth on SCHEDULE 27.H, or such other methods to which Sellers consent in writing, such consent not to be unreasonably withheld.

               I. SUNBEAM GUARANTIES. Buyer shall use its commercially reasonable efforts to comply with the terms of delivery set forth in the purchase orders of customers of the Business which are covered by the Sunbeam Guaranties. Buyer shall treat the purchase orders of customers which are covered by the Sunbeam Guaranties no less favorably than the purchase orders of customers which are not covered by the Sunbeam Guaranties.

               J. PAYMENTS ON ACCOUNTS. Sellers shall pay, in accordance with their terms, all accounts payable outstanding on the Closing Date, except those which constitute Assumed Liabilities or payables being disputed by Sellers in good faith.

               K. PARAGOULD GRILL PRESS. Sellers shall remove the press used in manufacturing outdoor grills from the Paragould, Arkansas facility in compliance with the terms of the lease (including, without limitation, restoration provisions thereof) pertaining to such facility, by May 31, 1997.

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               L. REMOVAL OF TRANSFERRED EQUIPMENT. Buyer shall remove (1) all
Equipment from the Portland, Tennessee manufacturing facility and the Nashville, Tennessee facility by March 31, 1997 and (2) all administrative and office furnishings and equipment located at the Portland free-standing office facility promptly following the termination of the Portland Lease.

               28.    TERMINATION.

               A. TERMS OF TERMINATION. This Agreement may be terminated at any time prior to the Closing Date:

                      (1) by Buyer, if the conditions set forth in Section 7.D shall not have been complied with or performed in any material respect and such noncompliance or nonperformance shall not have been waived, cured or eliminated (or by its nature cannot be cured or eliminated) by Sellers on or before March 15, 1997;

                      (2) by Sellers, if the conditions set forth in Section 7.E shall not have been complied with or performed in any material respect and such noncompliance or nonperformance shall not have been waived, cured or eliminated (or by its nature cannot be cured or eliminated) by Buyer on or before March 15, 1997; or

                      (3) by Buyer or Sellers, in the event the Closing Date has not occurred on or prior to the close of business on March 15, 1997 or such later date as the parties hereto may agree in writing (unless such event has been caused by the breach of this Agreement by the party seeking such termination).

               B. EFFECT OF TERMINATION. In the event of the termination of this Agreement pursuant to Section 28.A hereof, this Agreement shall thereafter become void and have no effect, and no party hereto shall have any liability to any other party hereto or its stockholders or directors or officers in respect thereof, except as provided in Section 22 hereof and except that

                                       55
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nothing herein shall relieve any party from liability for any breach hereof.







                         (SIGNATURES BEGIN ON NEXT PAGE)

                                       56
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               IN WITNESS WHEREOF, the parties hereto have caused this Asset
Purchase Agreement to be executed by their duly authorized officers as of the day and year first written above.

                                            SUNBEAM PRODUCTS, INC.


                                            By:  /s/ DAVID C. FANNIN
                                           ------------------------------------
                                            Name:     David C. Fannin
                                            Title:    Executive Vice President

                                            SUNBEAM FURNITURE COMPANY


                                            By:  /s/ JANET KELLEY
                                           ------------------------------------
                                            Name:     Janet Kelley
                                            Title:    Vice President

                                            OP II, INC.


                                            By:  /s/ JANET KELLEY
                                           ------------------------------------
                                            Name:     Janet Kelley
                                            Title:    Vice President

                                            JACUZZI OUTDOOR PRODUCTS, INC.


                                            By:  /s/ GEORGE H. MACLEAN
                                           ------------------------------------
                                            Name:     George H. MacLean
                                            Title:    Vice President


Agreed and Acknowledged

SUNBEAM CORPORATION


By:    /s/ DAVID. C. FANNIN
   -----------------------------------
Name:       David C. Fannin
Title:      Executive Vice President

U.S. INDUSTRIES, INC.


By:  /s/ JOHN A. MISTRETTA
--------------------------------------
Name:     John A. Mistretta
Title:    Group Vice President